Exhibit 1

Oi S.A. and Subsidiaries

Consolidated Balance Sheets as at March 31, 2016 and December 31, 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

Assets	Notes	03/31/2016	12/31/2015

Current assets
Cash and cash equivalents	8	8,288,499	14,898,063
Cash investments	8	108,551	1,801,720
Derivative financial instruments	18	341,555	606,387
Accounts receivable	9	8,553,732	8,379,719
Inventories		362,854	351,993
Current recoverable taxes	10	306,919	915,573
Other taxes	11	978,362	922,986
Judicial deposits	12	1,174,811	1,258,227
Pension plan assets	23	5,530	753
Prepaid expenses		882,119	293,036
Held-for-sale assets	26	7,220,288	7,686,298
Other assets		979,081	952,254
Total current assets		29.202,301	38,067,009
Non-current assets
Cash investments	8	129,639	125,966
Derivative financial instruments	18	5,499,987	6,780,316
Deferred recoverable taxes	10	9,296,296	8,883,002
Other taxes	11	649,018	659,899
Judicial deposits	12	13,484,047	13,119,130
Pension plan assets	23	126,894	129,128
Prepaid expenses		59,137	71,194
Other assets		224,571	225,310
Investments	13	153,729	154,890
Property, plant and equipment	14	25,494,714	25,497,191
Intangible assets	15	3,185,367	3,301,771
Total non-current assets		58,303,399	58,947,797
Total assets		87,505,700	97,014,806
Current liabilities
Payroll, related taxes and benefits		645,112	660,415
Trade payables	16	5,201,887	5,004,833
Borrowings and financing	17	8,072,438	11,809,598
Derivative financial instruments	18	2,650,958	1,988,948
Current taxes payable	10	188,188	339,624
Other taxes	11	1,515,529	1,553,651
Dividends and interest on capital		57,405	96,433
Licenses and concessions payable	19	975,448	911,930
Tax refinancing program	20	90,186	78,432
Provisions	21	972,621	1,020,994
Provisions for pension funds	23	164,654	144,589
Liabilities associated to held-for-sale assets	26	596,648	745,000
Other payables		708,790	1,219,624
Total current liabilities		21,839,864	25,574,071
Non-current liabilities
Borrowings and financing	17	43,566,394	48,047,819
Derivative financial instruments	18	922,356	521,395
Other taxes	11	956,789	924,337
Licenses and concessions payable	19	7,005	6,607
Tax refinancing program	20	683,907	716,656
Provisions	21	3,543,496	3,413,972
Provisions for pension funds	23	399,514	399,431
Other payables		2,935,252	3,004,307
Total non-current liabilities		53,014,713	57,034,524
Equity attributable to controlling shareholders	22
Capital		21,438,374	21,438,374
Share issue costs		(377,429)	(377,429)
Capital reserves		7,016,003	7,016,003
Treasury shares		(5,531,092)	(5,531,092)
Other comprehensive income		308,819	338,226
Changes in equity interest percentage		3,916	3,916
Accumulated losses		(11,340,940)	(9,672,334)
		11,517,651	13,215,664
Equity attributable to noncontrolling shareholders	26	1,133,472	1,190,547
Total equity		12,651,123	14,406,211
Total liabilities and equity		87,505,700	97,014,806

The accompanying notes are an integral part of these financial statements.	1

Oi S.A. and Subsidiaries

Consolidated Statements of Operations for the periods ended March 31, 2016 and 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

	Notes	03/31/2016	03/31/2015
Continued operations

Net operating revenue	4 and 5	6,755,111	7,039,935

Cost of sales and/or services	5	(4,128,740)	(3,794,762)

Gross profit		2,626,371	3,245,173

Operating income (expenses)
Share of profit of investees	5 and 13	(347)	432
Selling expenses	5	(1,058,009)	(1,147,766)
General and administrative expenses	5	(923,665)	(949,395)
Other operating income	5	370,412	184,778
Other operating expenses	5	(622,243)	(540,351)

		(2,233,852)	(2,452,302)

Profit before financial income (expenses) and taxes		392,519	792,871

Financial income	5 and 6	278,088	306,921
Financial expenses	5 and 6	(2,180,890)	(1,576,008)

Financial income (expenses)	5 and 6	(1,902,802)	(1,269,087)

Pre-tax loss		(1,510,283)	(476,216)

Income tax and social contribution
Current	7	(156,479)	(271,043)
Deferred	7	22,610	333,163

Loss from continuing operations		(1,644,152)	(414,096)

Discontinued operations

Loss from discontinued operations, net (net of taxes)			(32,445)

Loss for the period		(1,644,152)	(446,541)
Loss attributable to Company owners		(1,668,606)	(401,317)
Profit (loss) attributable to non-controlling interests		24,454	(45,224)
Basic and diluted loss per share:	22(h)
Common shares – basic and diluted (R$)		(2.47)	(0.48)
Preferred shares – basic and diluted (R$)		(2.47)	(0.48)

Basic and diluted earnings (loss) per share - discontinued operations:	22(h)
Common shares – basic and diluted (R$)		(2.47)	(0.44)
Preferred shares – basic and diluted (R$)		(2.47)	(0.44)

The accompanying notes are an integral part of these financial statements.	2

Oi S.A. and Subsidiaries

Consolidated Comprehensive Income (Loss) for the periods ended March 31, 2016 and 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/2016	03/31/2015
Continued operations

Loss for the period	(1,644,152)	(446,541)

Hedge accounting gains	390,300	11,867
Actuarial gain		17,764
Exchange gains on investment abroad	(287,005)	495,120
Other comprehensive income		(960)

Comprehensive income before taxes – continuing operations	(1,540,857)	77,250

Effect of taxes on other comprehensive income:
Hedge accounting	(132,702)	(8,857)
Actuarial loss		(6,040)

Comprehensive income – continuing operations	(1,673,559)	62,353

Discontinued operations

Comprehensive income of discontinued operations		245,692

Total comprehensive income for the period	(1,673,559)	308,045

Comprehensive income attributable to owners of the Company	(1,698,013)	353,269
Comprehensive income attributable to non-controlling interests	24,454	(45,224)

The accompanying notes are an integral part of these financial statements.	3

Oi S.A. and Subsidiaries

Consolidated Statements of Changes in Equity for the periods ended March 31, 2016 and 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2015	21,438,374	1,484,911		(9,672,334)	(35,287)	13,215,664	1,190,547	14,406,211
Loss for the period				(1,668,606)		(1,668,606)	24,454	(1,644,152)
Hedge accounting gain					236,808	236,808		236,808
Subsidiaries' hedge accounting gain					20,790	20,790		20,790
Exchange losses on investment abroad					(233,460)	(233,460)	(81,529)	(314,989)
Exchange losses on subsidiaries' investment abroad					(53,545)	(53,545)		(53,545)
Balance at March 31, 2016	21,438,374	1,484,911		(11,340,940)	(64,694)	11,517,651	1,133,472	12,651,123

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2014	21,438,220	1,610,071	1,933,354	(4,024,184)	(3,155,169)	17,802,292	1,509,197	19,311,489
Capital increases	154	1,933,200	(1,933,354)
Share issue costs
Exchange of treasury shares		(3,163,540)			3,163,540
Dividends
Capital increase with reinvestment tax incentives
Acquisition of interests - PT Portugal
Loss for the period				(401,317)		(401,317)	(45,224)	(446,541)
Hedge accounting losses					17,192	17,192		17,192
Subsidiaries' hedge accounting gain					(14,182)	(14,182)		(14,182)
Actuarial gain					11,724	11,724		11,724
Subsidiaries' actuarial gains					8,202	8,202		8,202
Exchange gains on investment abroad					460,214	460,214	38,942	499,156
Exchange gains on subsidiaries' investment abroad					130,325	130,325		130,325
Obligations in equity instruments					(268,921)	(268,921)		(268,921)
Other comprehensive income					141,111	141,111		141,111
Balance at March 31, 2015	21,438,374	379,731		(4,425,501)	494,036	17,886,640	1,502,915	19,389,555

The accompanying notes are an integral part of these financial statements.	4

Oi S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/2016	03/31/2015
Operating activities - continuing operations
Loss before income tax and social contribution	(1,510,283)	(476,216)
Non-cash items
Charges, interest income, and inflation adjustment	(1,710,597)	3,716,355
Financial instrument transactions	3,183,191	(2,563,395)
Depreciation and amortization	1,373,180	1,218,388
Losses on receivables	127,574	169,276
Provisions	204,955	223,144
Provision for pension plans	2,665	2,271
Equity in investees	347	(432)
Loss on write-off of permanent assets	5,077	1,298
Concession Agreement Extension Fee - ANATEL	23,678	28,596
Employee and management profit sharing	356	3,350
Inflation adjustment to provisions	136,690	52,576
Inflation adjustment to tax refinancing program	3,630	23,780
Other	(36,394)	(57,731)

	1,804,069	2,341,260
Changes in assets and liabilities
Accounts receivable	(300,815)	(794,650)
Inventories	(11,052)	23,249
Taxes	(222,416)	(345,477)
Held-for-trading cash investments	(648,181)	(661,484)
Redemption of held-for-trading cash investments	2,356,421	687,891
Trade payables	(34,067)	(2,258)
Payroll, related taxes and benefits	(15,659)	(81,104)
Provisions	(204,296)	(190,324)
Changes in assets and liabilities held for sale	(96,317)
Other assets and liabilities	(1,108,091)	(468,936)

	(284,473)	(1,833,093)

Financial charges paid	(812,278)	(701,338)
Income tax and social contribution paid - Company	(39,310)	(3,320)
Income tax and social contribution paid - third parties	(70,614)	(65,097)

	(922,202)	(769,755)

Cash flows from operating activities - continuing operations	597,394	(261,588)

Cash flows from operating activities - discontinued operations		485,342

Net cash generated by operating activities	597,394	223,754

The accompanying notes are an integral part of these financial statements.	5

Oi S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	03/31/2016	03/31/2015

Investing activities - continuing operations
Purchases of tangibles and intangibles	(977,225)	(970,017)
Proceeds from the sale of investments, tangibles and intangibles	203	3,698
Judicial deposits	(374,015)	(466,813)
Redemption of judicial deposits	107,532	154,288
Changes in cash and cash equivalents for the period		201,591
Increase/(decrease) in permanent investments		(5)

Cash flows from investing activities - continuing operations	(1,243,505)	(1,077,258)

Cash flows from investing activities - discontinued operations		(194,739)

Net cash used in investing activities	(1,243,505)	(1,271,997)

Financing activities - continuing operations
Borrowings net of costs		531,343
Repayment of principal of borrowings, financing, and derivatives	(5,749,283)	(397,853)
(Payments to) proceeds from derivative financial instrument transactions	(184,759)	839,773
Tax refinancing program	(24,625)	(22,978)
Payment of dividends and interest on capital	(2,013)	(1,206)

Cash flows from financing activities - continuing operations	(5,960,680)	949,079

Cash flows from financing activities - discontinued operations		(492,194)

Net cash used in financing activities	(5,960,680)	456,885

Foreign exchange differences on cash equivalents	(2,773)	(36,009)

Cash flows for the period	(6,609,564)	(627,367)

Cash and cash equivalents

Closing balance	8,288,499	1,821,839
Opening balance	14,898,063	2,449,206

Changes in the period	(6,609,564)	(627,367)

Additional disclosures relating to the statement of cash flows

Non-cash transactions

	03/31/2016	03/31/2015
Variance between economic and financial investment (PP&E and intangible assets)	236,834	51,646
Offset of judicial deposits against provisions	56,199	82,082

The accompanying notes are an integral part of these financial statements.	6

Oi S.A. and Subsidiaries

Consolidated Statements of Value Added for the periods ended March 31, 2016 and 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/2016	03/31/2015

Revenue

Sales of goods and services	11,636,652	11,159,426
Voluntary discounts and returns	(2,886,750)	(2,008,182)
Allowance for doubtful accounts	(127,574)	(169,276)
Other income	356,316	177,977

	8,978,644	9,159,945

Inputs purchased from third parties

Interconnection costs	(357,631)	(505,803)
Supplies and power	(331,000)	(311,204)
Cost of sales	(83,694)	(171,044)
Third-party services	(2,130,835)	(2,117,094)
Other	(219,461)	(216,181)

	(3,122,621)	(3,321,326)

Gross value added	5,856,023	5,838,619

Retentions

Depreciation and amortization	(1,373,180)	(1,218,388)
Provisions (includes inflation adjustment)	(341,645)	(275,720)
Loss for the period of discontinued operations		(32,445)
Other expenses	(162,315)	(72,280)

	(1,877,140)	(1,598,833)

Wealth created by the Company	3,978,883	4,239,786

Value added received as transfer

Equity in investees	(347)	432
Financial income	278,088	306,921

	277,741	307,353

Wealth for distribution

	4,256,624	4,547,139

Wealth distributed
Personnel
Salaries and wages	(424,399)	(394,411)
Benefits	(122,990)	(110,651)
Severance Pay Fund (FGTS)	(40,499)	(31,295)
Other	(17,979)	(14,684)

	(605,867)	(551,041)
Taxes and fees
Federal	(443,785)	(340,564)
State	(1,594,497)	(1,645,549)
Municipal	(40,677)	(38,557)

	(2,078,959)	(2,024,670)

The accompanying notes are an integral part of these financial statements.	7

Oi S.A. and Subsidiaries

Consolidated Statements of Value Added for the periods ended March 31, 2016 and 2015

 (In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	03/31/2016	03/31/2015

Lenders and lessors
Interest and other financial charges	(2,119,136)	(1,531,534)
Rents, leases and insurance	(1,096,814)	(886,435)

	(3,215,950)	(2,417,969)

Shareholders

Non-controlling interests	(24,454)	45,224
Retained losses	1,668,606	401,317

	1,644,152	446,541

Wealth distributed	(4,256,624)	(4,547,139)

The accompanying notes are an integral part of these financial statements.	8

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

1.                  GENERAL INFORMATION

Oi S.A. (“Company” or “Oi”), is a Switched Fixed-line Telephony Services (“STFC”) concessionaire, operating since July 1998 in Region II of the General Concession Plan (“PGO”), which covers the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005. These services are provided under concessions granted by Agência Nacional de Telecomunicações - ANATEL (National Telecommunications Agency), the regulator of the Brazilian telecommunications industry.

The Company is headquartered in Brazil, in the city of Rio de Janeiro, at Rua do Lavradio, 71 – 2º andar.

The Company also holds: (i) through its wholly-owned subsidiary Telemar Norte Leste S.A. (“TMAR”) a concession to provide fixed telephone services in Region I and nationwide International Long-distance services; and (ii) through its indirect subsidiary Oi Móvel S.A. (“Oi Móvel”) a license to provide mobile telephony services in Region I, II and III.

The local and nationwide STFC long-distance concession agreements entered into by the Company and its subsidiary TMAR with the ANATEL are effective until December 31, 2025. These concession agreements provide for reviews on a five-year basis and in general have a higher degree of intervention in the management of the business than the licenses to provide private services, and also include several consumer protection provisions, as perceived by the regulator. On December 30, 2015, the ANATEL announced that the review to be implemented by the end of 2015 had been postponed to April 30, 2016. Subsequently, On April 29, 2016, the ANATEL decided, under a Resolution Circular Letter, postpone again the execution of the new agreements, this time to December 31, 2016.

In April 2014, as part of the business combination and the union of the share bases of the Company and Pharol SGPS S.A. (new name of Portugal Telecom, SGPS, S.A., “Pharol”), a capital increase of the Company was approved, which was partially paid-in through the assignment, by Pharol, of all the shares issued by PT Portugal SGPS, S.A. (“PT Portugal”).

The sale of all the shares of PT Portugal to Altice Portugal S.A. (“Altice”), involving basically the operations of PT Portugal in Portugal and in Hungary, was completed on June 2, 2015. After this sale, the Company retained its stakes in the following former PT Group subsidiaries:

(i)                 100% of the shares of PT Participações SGPS, S.A. (“PT Participações”), holder of the operations in Africa, through Africatel Holdings BV (“Africatel”), and Timor, through Timor Telecom, S.A. (“Timor Telecom”);

(ii)               100% of the shares of Portugal Telecom International Finance B.V. (“PTIF”), CVTEL B.V. (“CVTEL”), and Carrigans Finance S.à.r.l. (“Carrigans”).

In Africa, the Company provides fixed and mobile telecommunications services indirectly through Africatel Holding BV (“Africatel”). The Company provides services in Namibia, Mozambique, and

                                                                                                                                9

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

São Tomé, among other countries, notably through its subsidiaries Mobile Telecommunications Limited (“MTC”), Listas Telefónicas de Moçambique (“LTM”), and CST – Companhia Santomense de Telecomunicações, SARL (“CST”). Additionally, Africatel holds an indirect 25% stake in Unitel S.A. (“Unitel”) and a 40% stake in Cabo Verde Telecom, S.A. (“CVT”), which provide telecommunications services in Angola and Cape Verde.

In Asia, the Company provides fixed and mobile telecommunications services basically through its subsidiary Timor Telecom.

The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Mercantile and Stock Exchange (“BM&FBOVESPA”) and its American Depositary Receipts (“ADRs”) are traded on the New York Stock Exchange (“NYSE”).

The Board of Directors authorized the completion of these quarterly information at the meeting held on May 10, 2016, after being reviewed at the Board of Directors’ meeting held on May 10, 2016.

Union of the shares bases of Oi and Pharol

On March 31, 2015, due to in the context of the union transaction of the share bases of Oi, TmarPart, and Pharol, announced on October 2, 2013 and described in the Material Fact Notices issued on February 20, 2014 and September 8, 2014 (“Transaction”), the Company disclosed a set of transactions and steps to anticipate the main purposes of the Transaction with the adoption, by Oi, of the best corporate governance practices required by BM&FBovespa’s Novo Mercado (special listing segment) and the dilution of the voting rights in Oi, but maintaining the final goal of, as soon as possible, implementing a transaction that results in the migration of the shares currently held by Oi’s shareholders and subsequently Pharol’s shareholders to Novo Mercado (“Alternative Structure”).

The Alternative Structure consisted of the following stages: (i) streamlining the Company’s capital structure, including the merger of TmarPart by Oi (respectively, “Corporate Streamlining” and “Merger”); (ii) approval of the new Company Bylaws, reflecting the adoption by Oi of the high corporate governance standards; (iii) election of a new Oi Board of Directors, with term of office until the shareholders’ meeting that approves the financial statements for the year ending December 31, 2017; and (iv) the voluntary conversion of Company preferred shares for common shares, using an exchange ratio of 0.9211 Oi common shares per Oi one preferred share, already disclosed of the merger of Oi with and into TmarPart and used to price the Oi shares in the capital increase approved in April 2014 and paid-in in May of the same year (“Voluntary Exchange”).

                                                                                                                                10

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On July 22, 2015, the signatories of Oi’s involved shareholders’ agreements signed the terminations of these shareholders’ agreements, which became effective on July 31, 2015, the publication of the first call notice of the Shareholders’ Meeting that will decide on the approval of the Merger and Corporate Streamlining. The terminations of the shareholders’ agreements results from the inexistence of a defined controlling shareholder in the Company.

On July 30, 2015, ANATEL’s Steering Board granted the Prior Approval request, provided that the Company is compliant with all its tax obligations, to implement the Alternative Structure. On August 31, 2015, the Company’s tax good-standing was certified and the effectiveness condition was implemented, as provided for in the Prior Approval. Accordingly, on September 1, 2015, Oi conducted its Extraordinary Shareholders’ Meeting, which approved mainly:

(1)    the Merger of TmarPart with and into Oi and the related valuation report prepared by a specialized firm;

(2)    the approval of Oi’s new bylaws;

(3)    the election of a new Oi Board of Directors, with term of office until the shareholders’ meeting that approves the financial statements for the year ending December 31, 2017.

(4)    the proposal and start of the Voluntary Conversion period and the related terms and conditions.

The approval of the Merger on September 1, 2015 confirmed the termination of TmarPart’s shareholders’ agreements. TmarPart's net assets at book value merged with and into the Company were R$122,412, without change in the number of shares issued or dilution of the shareholders’ interests. The merger also resulted in the transfer to the Company’s equity of the goodwill tax benefits  totaling R$982,768 resulting from TmarPart’s and its controlling shareholders’ interest acquisitions.

As a result of the merger, TmarPart’s shareholders received the same amount of Company shares as the shares held by TmarPart immediately before the merger, so that there was no dilution of the Company’s shareholders’ interests.

With regard to the Voluntary Conversion, also approved at the Company’s Shareholders’ Meeting held on September 1, 2015, a 30-day period was initiated, until October 1, 2015, for the holders of preferred shares to declare their acceptance.  After the end of the 30-day period, a total of 314,250,655 Oi preferred shares, or 66.84% of total preferred shares ex-treasury, were offered for conversion by their holders, and the minimum acceptance percentage by 2/3 of the holders of preferred shares ex-treasury to which the Voluntary Conversion was subject, was reached (Note 22).

                                                                                                                                11

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On October 8, 2015, the Company’s Board of Directors ratified the voluntary conversion of preferred shares into Oi common shares, approved the effective conversion of the preferred shares tendered for conversion on BM&FBOVESPA and Banco do Brasil, and accepted the conversion requests filed by the holders of Preferred ADSs. The Company’s Board of Directors also approved the summon of the Extraordinary Shareholders’ Meeting to reflect the new share structure, as a result of the Voluntary Conversion, in the Company’s Bylaws. Said Shareholders’ Meeting was held on November 13, 2015.

The auction to sell the shares resulting for the grouping of share fractions as a result of the Voluntary Conversion was held on December 10, 2015. As a result of the auction, 887 Company common shares, representing all the shares resulting from the reverse split of share fractions, were sold. The net proceeds of the sale of the shares, totaling R$1,985.60, were deposited on December 21, 2015 on behalf of the share fraction holders, proportionately to the number of shares held.

Company’s capital increase through the payment by Pharol of all PT Portugal shares

As disclosed in the Material Fact Notice issued by the Company on February 20, 2014 and pursuant to the Definitive Agreements executed on February 19, 2014, which described the steps necessary to implement the Transaction, the Company’s Board of Directors decided at the meetings held on April 28 and 30, 2014, to increase capital by R$13,217,865 through a primary public distribution of Company common and preferred shares, with the issue of 2,142,279,524 common shares for public subscription, including 396,589,982 common shares in the form of American Depositary Shares (“ADSs”), and 4,284,559,049 preferred shares, including 828,881,795 preferred shares in the form of ADSs.

On May 5, 2014, Banco BTG Pactual S.A., as Public Offering Stabilizing Underwriter, exercised, under Article 24 of CVM Instruction 400, part of the distribution option for 120,265,046 Oi common shares and 240,530,092 Oi preferred shares (“Overallotment Shares”), amounting to R$742,035. As a result, on said date the Company capital increased to R$21,431,109.

The shares were issued at the price of R$2.17 per common share and R$2.00 per preferred share. The common shares in the form of ADSs (“ADSs ON”, each representing one common share) were issued at the price of US$0.970 per ADS ON, and the preferred shares in the form of ADSs (“ADSs PN”, each representing one preferred share) were issued at the price of US$0.894 per ADS PN.

Finally, the issued shares were paid in (i) by Pharol in assets, through the assignment to the Company of all PT Portugal SGPS, S.A. (“PT Portugal”) shares, which held all the (i.a) operating assets of Pharol, except its direct or indirect interests in the Company and in Contax Participações S.A., and (i.b) liabilities of Pharol at the assignment date, as determined in the Valuation Report prepared by Banco Santander (Brasil) S.A. ("PT Assets"), approved at the Company’s Shareholders’ Meeting held on March 27, 2014; and (ii) in cash, on the subscription date, in local legal tender. Accordingly, the Company’s capital increase totaled the gross amount of R$13.96 billion, including PT’s assets valued at R$5.71 billion.

                                                                                                                                12

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Optimization of the Company’s liquidity and debt profile

The Company announced on March 9, 2016 that it had retained PJT Partners as financial advisor to assist Oi in assessing financial and strategic alternatives to optimize its liquidity and debt profile. Following this, on April 25, 2016, the Company announced that has entered into a customary non-disclosure agreement with an advisor to a diverse ad hoc group of holders of the bonds issued and certain of its affiliated companies, as an initial step toward discussions regarding the terms of a potential restructuring.

Oi’s operating and business focus remains unchanged and Oi is still committed to continuing to make investments that ensure a continual improvement of its quality of service, which it believes will allow it to continue to bring technological advances to its customers all over Brazil. Oi also continues to undertake efforts for the operating upgrading and transformation of its business by focusing on austerity, infrastructure optimization, process revision, and sales actions.

The Company’s financial statements for the period ended March 31, 2016 have been prepared assuming that the Company will continue as a going concern, based on its cash flow projections.

The projections used depend on factors such as attainment of traffic volume targets, customer base, launching of bundled products attractive to customers, service sales prices, foreign exchange fluctuation, and the maintenance of current terms and conditions of loans and available credit facilities, and the success of the efforts to identify and implement financial and strategic alternatives to optimize the Oi Group’s liquidity and debt profile.

Should one of more of the assumptions considered not be met, or the outcome of the efforts to identify and implement financial and strategic alternatives to optimize the Oi Group's liquidity and debt profile not be met this could be an indication of material uncertainties that would generate doubts as to the Company’s ability to realize its assets and discharge its obligations at their carrying amounts.

                                                                                                                                13

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

2.                  SIGNIFICANT ACCOUNTING POLICIES

The accounting policies detailed below have been consistently applied in all fiscal years presented in these interim financial information, and have been consistently applied both by the Company and its subsidiaries.

(a)               Reporting basis

The Company’s quarterly information have been prepared for the period ended March 31, 2016, in accordance with CPC 21 (R1) issued by the Accounting Pronouncements Committee (CPC), which addresses interim financial reporting.

CPC 21 (R1) requires that management use certain accounting estimates. The quarterly information has been prepared based on the historical cost, except for certain financial assets and financial liabilities measured at their fair values.

This quarterly information does not include all the information and disclosures required in annual financial statements and should be read in conjunction with the annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with the accounting practices adopted in Brazil. There were no changes in the accounting policies adopted in the period ended March 31, 2016 as compared to those applicable in the year ended December 31, 2015.

After July 2, 2015, the remaining assets and liabilities of PT Portugal not sold to Altice (Note 1) started to be consolidated by the Company, except for the assets and liabilities of operations in Africa, which are consolidated and stated in a single line item of the balance sheet as assets held for sale, based on management’s expectation and decision of holding these assets and liabilities for sale.

Functional and presentation currency

The Company and its subsidiaries operate mainly as telecommunications industry operators in Brazil, Africa, and Asia, and engage in activities typical of this industry. The items included in the financial statements of each group company are measured using the currency of the main economic environment where it operates ("functional currency"). The individual and consolidated financial statements are presented in Brazilian reais (R$), which is the Company’s functional and presentation currency.

To define its functional currency, management considered the currency that influences:

•         the sales prices of its goods and services;

•         the costs of services and sales;

•         the cash flows arising from receipts from customers and payments to suppliers;

•         interest, investments and financing.

                                                                                                                                14

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Transactions and balances

Foreign currency-denominated transactions are translated into the functional currency using the exchange rates prevailing on the transaction dates. Foreign exchange gains and losses arising on the settlement of the transaction and the translation at the exchange rates prevailing at period-end, related foreign currency-denominated monetary assets and liabilities are recognized in the statement of profit or loss, except when qualified as hedge accounting and, therefore, deferred in equity as cash flow hedges and met investment hedges.

Group companies with a different functional currency

The profit or loss and the financial position of all Group entities, none of which uses a currency from a hyperinflationary economy, whose functional currency is different from the presentation currency are translated into the presentation currency as follows:

  assets and liabilities are translating at the rate prevailing at the end of the reporting period;

  revenue and expenses disclosed in the statement of profit or loss are translated using the average exchange rate;

  all the resulting foreign exchange differences are recognized as a separate component of equity in other comprehensive income; and

  goodwill and fair value adjustments, arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

As at March 31, 2016 and December 31, 2015, the foreign currency-denominated assets and liabilities were translated into Brazilian reais using mainly the following foreign exchange rates:

	Closing rate		Average rate
Currency	03/31/2016	12/31/2015	03/31/2016	03/31/2015
Euro	4.0539	4.2504	4.3009	3.2213
US dollar	3.5589	3.9048	3.9022	2.8702
Cabo Verdean escudo	0.0371	0.0390	0.0394	0.0298
Sao Tomean dobra	0.000171	0.000174	0.000178	0.000135
Kenyan shilling	0.0351	0.0382	0.0383	0.0314
Namibian dollar	0.2420	0.2510	0.2468	0.2439
Mozambican metical	0.0712	0.0832	0.0806	0.0834

         15

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Consolidation of the interim financial information

As a result of the corporate events that occurred in Cabo Verde Telecom in 2015, the Company ceased to exercise all its rights provided for by the shareholders’ agreements, notably the right to elect the majority of the members of the Board of Directors. For accounting purposes, the Company believes that the criteria for the existence of control in Cabo Verde Telecom no longer exist and this investment is now recognized in the consolidated financial statements under the equity method of accounting instead of full consolidation.

(b)               Estimates and critical accounting judgments

In preparing the quarterly information, the Company’s management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. The estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities were disclosed in the Company’s financial annual statements referred to above.  In the period ended March 31, 2016, there was no material change in the accounting estimates adopted by the Company and its subsidiaries.

                                                                                                                                16

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.                  FINANCIAL INSTRUMENTS AND RISK ANALYSIS

3.1.            Overview

The table below summarizes our financial assets and financial liabilities carried at fair value at March 31, 2016 and December 31, 2015.

	Accounting measurement	03/31/2016
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	786,564	786,564
Cash equivalents	Fair value	7,501,935	7,501,935
Cash investments	Fair value	238,190	238,190
Derivative financial instruments	Fair value	5,841,542	5,841,542
Due from related parties	Amortized cost
Accounts receivable (i)	Amortized cost	8,553,732	8,553,732
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Held-for-sale financial asset	Fair value	3,381,902	3,381,902
Dividends receivable	Amortized cost	1,839,793	1,839,793

Liabilities
Trade payables (i)	Amortized cost	5,201,887	5,201,887
Borrowings and financing
Borrowings and financing (ii)	Amortized cost	13,323,418	13,323,418
Due to related parties	Amortized cost
Debentures	Amortized cost	4,007,453	4,005,301
Senior Notes	Amortized cost	34,307,961	11,080,415
Derivative financial instruments	Fair value	3,573,314	3,573,314
Dividends and interest on capital	Amortized cost	57,405	57,405
Licenses and concessions payable (iii)	Amortized cost	982,453	982,453
Tax refinancing program (iii)	Amortized cost	774,093	774,093
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	396,900	396,900

                                                                                                                                17

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Accounting measurement	12/31/2015
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	1,111,840	1,111,840
Cash equivalents	Fair value	13,786,223	13,786,223
Cash investments	Fair value	1,927,686	1,927,686
Derivative financial instruments	Fair value	7,386,703	7,386,703
Due from related parties	Amortized cost
Accounts receivable (i)	Amortized cost	8,379,719	8,379,719
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Held-for-sale financial asset	Fair value	3,541,314	3,541,314
Dividends receivable	Amortized cost	2,042,191	2,042,191

Liabilities
Trade payables (i)	Amortized cost	5,004,833	5,004,833
BORROWINGS AND FINANCING
Borrowings and financing (ii)	Amortized cost	17,049,280	17,049,280
Due to related parties	Amortized cost
Debentures	Amortized cost	4,138,025	4,128,539
Senior Notes	Amortized cost	38,670,111	22,159,838
Derivative financial instruments	Fair value	2,510,343	2,510,343
Dividends and interest on capital	Amortized cost	96,433	96,433
Licenses and concessions payable (iii)	Amortized cost	918,537	918,537
Tax refinancing program (iii)	Amortized cost	795,088	795,088
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	382,230	382,230

(i)                 The balances of accounts receivables and trade payables have near terms and, therefore, they are not adjusted to fair value.

(ii)               Part of this balance of borrowings and financing with the BNDES and export credit agencies correspond to exclusive markets and, therefore, the fair values of these instruments is similar to their carrying amounts. A portion of the balance of borrowings and financing refers to the bonds issued in the international market, for which is there is a secondary market, and their fair values are different from their carrying amounts.

(iii)             The licenses and concessions payable, the tax refinancing program, and other obligations (payable for the acquisition of equity interest) are stated at the amounts that these obligations are expected to be discharged and are not adjusted to fair value.

                                                                                                                                18

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.2.            Fair value of financial instruments

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation. The interpretation of market inputs for the selection of such techniques requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not necessarily be indicative of the amounts that could be obtained in an active market. The use of different assumptions for the calculation of the fair value may have a material impact on the amounts obtained.

(a)               Derivative financial instruments

The method used for calculation of the fair value of derivative instruments was the future cash flows associated to each instrument contracted, discounted at market rates prevailing at March 31, 2016.

(b)               Non-derivative financial instruments measured at fair value

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the end of the reporting period, multiplied by the number of outstanding securities.

For the remaining contracts, the Company carries out an analysis comparing the current contractual terms and conditions with the terms and conditions effective for the contract when they were originated. When terms and conditions are dissimilar, fair value is calculated by discounting future cash flows at the market rates prevailing at the end of the period, and when similar, fair value is similar to the carrying amount on the reporting date.

(c)                Fair value measurement hierarchy

CPC 46 defines fair value as the price for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties, in an arm’s length transaction on measurement date. The standard clarifies that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (i.e., observable data) and a less weight to inputs based on data without transparency (i.e., unobservable data). Additionally, the standard requires that an entity consider all nonperformance risk aspects, including the entity’s credit, when measuring the fair value of a liability.

CPC 40 establishes a three-level hierarchy to measure and disclose fair value. The classification of an instrument in the fair value measurement hierarchy is based on the lowest level of input significant for its measurement. We present below a description of the three-level hierarchy:

Level 1—inputs consist of prices quoted (unadjusted) in active markets for identical assets or liabilities to which the entity has access on measurement date;

                                                                                                                                19

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Level 2—inputs are different from prices quoted in active markets used in Level 1 and consist of directly or indirectly observable inputs for the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability or that can support the observed market inputs by correlation or otherwise for substantially the entire asset or liability.

Level 3—inputs used to measure an asset or liability are not based on observable market variables. These inputs represent management’s best estimates and are generally measured using pricing models, discounted cash flows, or similar methodologies that require significant judgment or estimate.

There were no transfers between levels between March 31, 2016 and December 31, 2015.

	Fair value measurement hierarchy	Fair value	Fair value
		03/31/2016	12/31/2015
Assets
Cash and banks	Level 1	786,564	1,111,840
Cash equivalents	Level 2	7,501,935	13,786,223
Cash investments	Level 2	238,190	1,927,686
Derivative financial instruments	Level 2	5,841,542	7,386,703
Held-for-sale assets	Level 3	3,381,902	3,541,314
Liabilities
Derivative financial instruments	Level 2	3,573,314	2,510,343

3.3.            Measurement of financial assets and financial liabilities at amortized cost

We concluded that the discount to present value of financial assets and financial liabilities under the amortized cost method does not apply, based on the valuation made for this purpose, for the following main reasons:

•           Accounts receivables: near-term maturity of bills.

•           Trade payables, dividends and interests on capital: all obligations are due to be settled in the short term.

•           Borrowings and financing and due from and to related parties: all transactions are adjusted for inflation based on contractual indices.

•           Licenses and concessions payable, tax refinancing program and other payables (payable for the acquisition of equity interests): all payables are adjusted for inflation based on the contractual indices.

                                                                                                                                20

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.4.            Financial risk management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency fluctuation risk, interest rate risk on fair value, interest rate risk on cash flows, and price risk), credit risk, and liquidity risk. The Company and its subsidiaries use derivative financial instruments to mitigate them against certain exposures to these risks.

Risk management is carried out by the Company's treasury officer, in accordance with the policies approved by management.

The Hedging and Cash Investments Policies, approved by the Board of Directors, document the management of exposures to market risk factors generated by the financial transactions of the Oi Group companies.

Under Company policies, market risks are identified based on the features of financial transactions contracted and to be contracted during the year. Several scenarios are then simulated for each of the risk factors using statistical models, used as basis to measure the impacts the on Group’s financial income (expenses), the gross debt, the debt, and cash flows. Based on this analysis, the Executive Committee annually agrees with the Board of Directors a guideline to be followed in each financial year.

To ensure a proper risk management, the Company can contract or reverse hedging instruments, including derivative transactions such as swaps and currency forwards. The contract of such instruments depends of, among other factors, available funds within the credit limit set by banks. The Company and its subsidiaries do not use derivative financial instruments for other purposes.

According to their nature, financial instruments may involve known or unknown risks, and it is important to assess to the best judgment the potential of these risks.

3.4.1.      Market risk

(a)               Foreign exchange risk

Financial assets

Foreign currency-denominated cash equivalents and cash investments are basically maintained in securities issued by financial institutions abroad similar to Bank Certificates of Deposit (CDBs) traded in Brazil (time deposits), and euro-denominated time deposits and United States dollars (“dollar” or “dollars”).

The risk associated to these assets arises from the possible exchange rate fluctuations that may reduce the balance of these assets when translated into Brazilian reais. The Company’s and its subsidiaries’ assets subject to this risk represent approximately 52.55% (73.22% at December 31, 2015) of our total cash and cash equivalents and cash investments.

                                                                                                                                21

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Net investment in foreign subsidiaries

The risks related to the Company’s investments in foreign currency arise mainly from the investments in the subsidiaries in Africa and Asia. The Company does not have any contracted instrument to hedge against the risk associated to the net investments in foreign companies.

Foreign exchange risk sensitivity analysis

Management estimated the impact of a potential depreciation of the euro and the US dollar by 25% and 50%, using as benchmark for the possible and remote scenarios, respectively, as follows:

	Rate
Description	03/31/2016	Depreciation
Probable scenario
US dollar	3.55890	0%
Euro	4.05390	0%
Possible scenario
US dollar	2.66918	25%
Euro	3.04043	25%
Remote scenario
US dollar	1.77945	50%
Euro	2.02695	50%

03/31/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario
US dollar cash	Dollar depreciation	100,826	75,619	50,413
Euro cash	Euro depreciation	4,873,009	3,654,757	2,436,505
Total pegged to exchange rates		4,973,835	3,730,376	2,486,918

Financial liabilities

The Company and its subsidiaries have foreign currency-denominated or foreign currency-indexed borrowings and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that could increase the balance of such liabilities. The Company’s and its subsidiaries’ borrowings and financing exposed to this risk represent approximately 75.4% of total liabilities from borrowings and financing (78.5% at December 31, 2015), less the contracted currency hedging transactions. In order to minimize this type of risk, we enter into foreign exchange hedges with financial institutions. Out of the consolidated foreign currency-denominated debt, 99.6% (99.5% at December 31, 2015) is protected by exchange swaps, currency forwards, and cash investments in foreign currency. The cash funds in euros and US dollars operate as a natural hedge for foreign currency-denominated debt. The unrealized gains or losses on hedging transactions are measured at fair value, as described in 3.2 (a) above.

These foreign currency-denominated financial assets and liabilities are presented in the balance sheet as follows:

                                                                                                                                22

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/2016		12/31/2015
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and banks	493,174	493,174	761,788	761,788
Cash equivalents	4,446,877	4,446,877	10,553,452	10,553,452
Cash investments	33,784	33,784	1,765,541	1,765,541
Derivative financial instruments	5,187,763	5,187,763	6,940,963	6,940,963
Financial liabilities
Borrowings and financing (Note 17)	38,889,217	16,338,145	46,935,152	30,727,817
Derivative financial instruments	2,853,872	2,853,872	1,915,910	1,915,910

Derivative financial instruments are summarized as follows:

	Derivatives designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2016	12/31/2015
US$/R$ cross currency swaps	0.5 - 7.9	3,580,370	4,954,291
US$/fixed rate cross currency swaps	4.5	589,890	819,647
EUR/R$ cross currency swaps	1.7 - 5.2	(526,218)	(169,513)

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2016	12/31/2015
US$/R$ cross currency swaps	< 1 year		31,467
R$/US$ cross currency swaps	< 1 year		(27,965)
US$/R$ non-deliverable forwards (NDFs)	< 1 year	(286,132)	(156,707)
EUR/R$ non-deliverable forwards (NDFs)	< 1 year	(1,074,691)	(427,452)
Options (USD/R$ put option)	3.1 - 4.6	17,455	8,783
Options (EUR/R$ put option)	3.6	47,601	24,767
Options (EUR/R$ call option)	3.6	(14,384)	(32,265)

The main foreign currency hedge transactions contracted with financial institutions to minimize the foreign exchange risk are as follows:

                                                                                                                                23

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Cross currency swap contracts (plain vanilla)

US$/R$: Refer to foreign exchange swaps to hedge its US dollar-denominated debt payments. Under these contracts, the asset position is in US dollars plus a fixed interest rate or in US LIBOR plus a fixed interest rate, and the liability position a percentage of interbank deposit rate (CDI) or a fixed rate in real. The main risk of loss in the asset position of these instruments is the US dollar exchange rate fluctuation; however, such losses would be fully offset by the US dollar-denominated debt’s maturities.

R$/US$: Refer to foreign exchange swaps to reverse swap contracts. Under these contracts, the asset position is in US dollar plus a fixed rate and the liability position is a percentage of CDI. The main risk of loss in the liability position of these instruments is the US dollar exchange rate fluctuation; however, such possible losses would be fully offset by the maturities of the reversed US dollar-denominated swaps.

Non-deliverable forwards (NDFs)

US$/R$: Refer to future US dollar purchase transactions using NDFs to hedge against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of adverse fluctuations on US dollar-denominated debt. In order to extend the hedging period, we can roll over these instruments by selling US dollars for the period equivalent to the short-term NDF in the portfolio and simultaneously purchase US dollars for longer positions.

Euro/R$: Refer to future Euro purchase transactions using NDFs to hedge against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of adverse fluctuations on euro-denominated debt. In order to extend the hedging period, we can roll over these instruments by selling euro for the period equivalent to the short-term NDF in the portfolio and simultaneously purchase euro for longer positions.

Options (put options)

Refers to the acquisitions of dollar put options related to debt’s principal to hedge against an appreciation of the real against the dollar. The main strategy of these options is to set a lower foreign exchange rate for a set of swaps during the contract period, thus mitigating unfavorable changes in the long position of these derivatives.

                                                                                                                                24

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

As at March 31, 2016 and 2015, the derivative transactions in the amounts shown below were recognized in financial income (expenses) (see Note 6):

	03/31/2016	03/31/2015
Gain (loss) on currency swaps	(2,293,293)	2,178,409
Currency forwards	(933,624)	412,639
Options	49,386
Total	(3,177,531)	2,591,048

The movements below, related to currency hedges designated for hedge accounting treatment, were recognized in other comprehensive income:

Table of movements in hedge accounting effects in other comprehensive income
Balance at Dec 31, 2015	(294,946)
Gain on designated hedges	297,424
Transfer on ineffective portion to profit or loss	1,946
Amortization of hedges to profit or loss at the effective rate	2,420
Deferred taxes on hedge accounting	(102,608)
Share of subsidiary’s hedge accounting
Balance at Mar 31, 2016	(95,764)

(a.1) Foreign exchange risk sensitivity analysis

As at March 31, 2016, management estimated the depreciation scenarios of the Brazilian real in relation to other currencies, at the end of the reporting period. The rates used for the probable scenario were the rates prevailing at the end of March 2016. The probable rates were then depreciated by 25% and 50% and used as benchmark for the possible and remote scenarios, respectively.

	Rate
Description	03/31/2016	Depreciation
Probable scenario
US dollar	3.5589	0%
Euro	4.0539	0%
Possible scenario
US dollar	4.44863	25%
Euro	5.06738	25%
Remote scenario
US dollar	5.33835	50%
Euro	6.08085	50%

As at March 31, 2016, management estimated the outflow for the payment of interest and principal of its debt pegged to exchange rates based on the interest rates prevailing at the end of this reporting period and the exchange rates above.

The impacts of foreign exchange exposure, in the sensitivity scenarios estimated by the Company, are shown in the table below:

                                                                                                                                25

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

03/31/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario

US dollar debt	Dollar appreciation	18,228,966	22,786,208	27,343,449
Derivatives (net position - US$)	Dollar depreciation	(18,358,745)	(22,948,431)	(27,538,118)
US dollar cash	Dollar depreciation	(100,825)	(126,031)	(151,238)
Euro debt	Euro appreciation	21,096,533	26,370,666	31,644,800
Derivatives (net position - euro)	Euro depreciation	(15,849,887)	(19,812,359)	(23,774,831)
Euro cash	Euro depreciation	(4,873,009)	(6,091,261)	(7,309,514)
Total pegged to exchange rates		143,033	178,792	214,548

(b)               Interest rate risk

Financial assets

Cash equivalents and cash investments in local currency are substantially maintained in financial investment funds exclusively managed for the Company and its subsidiaries, and investments in private securities issued by prime financial institutions.

The interest rate risk linked to these assets arises from the possibility of decreases in these rates and consequent decrease in the return on these assets.

Financial liabilities

The Company and its subsidiaries have borrowings and financing subject to floating interest rates, based on the Long-term Interest Rate (TJLP) or the CDI, in the case of real-denominated debt, and on the LIBOR, in the case of U.S. dollar-denominated debt.

As at March 31, 2016, approximately 31.5% (33.4% at December 31, 2015) of the consolidated debt incurred, less adjustment for derivative transactions, was subject to floating interest rates. After the derivative transactions, approximately 62.2% (59.6% at December 31, 2015) of the consolidated debt was subject to floating interest rates. The most material exposure of Company’s and its subsidiaries’ debt after the hedging transactions is to CDI.  Therefore, a continued increase in this interest rate would have an adverse impact on future interest payments and hedging adjustments.

We continuously monitor these market rates to assess the possible contracting of instruments to hedge against the risk of fluctuation of these rates.

                                                                                                                                26

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

These assets and liabilities are presented in the balance sheet as follows:

	03/31/2016		12/31/2015
	Carrying amount	Market value	Carrying amount	Market value
Financial assets
Cash equivalents	3,055,058	3,055,058	3,232,771	3,232,771
Cash investments	204,406	204,406	162,145	162,145
Derivative financial instruments	653,779	653,779	445,740	445,740
Financial liabilities
Borrowings and financing	14,537,688	13,859,062	18,307,705	18,298,218
Derivative financial instruments	719,442	719,442	594,433	594,433

The amounts of contracted derivatives to hedge against floating interest rates on outstanding debt are summarized below:

	Derivatives designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2016	12/31/2015
Fixed rate/DI rate swaps	4.5	(63,334)	(146,121)

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2016	12/31/2015
US$ LIBOR/US$ fixed rate swaps	0.2- 5.8	(656,108)	(448,312)
US$ fixed rate/US$ LIBOR swaps	5.8	653,779	445,740

The main hedging transactions contracted with financial institutions to minimize the interest rate risk are as follows:

Interest rate swaps

US$ LIBOR/US$ fixed rate: Refer to interest rate swaps to hedge debt payments indexed to US dollar floating rates from exchange fluctuation. Under these contracts, the asset position in US dollar LIBOR and the liability position is a fixed rate. The risk of loss in the asset position of these instruments is, therefore, the fluctuation of the US dollar LIBOR; however, such possible losses would be fully offset by maturities of US dollar‑denominated debt pegged to LIBOR.

US$ fixed rate/US$ LIBOR: Refers to the interest rate swap transaction that changes US dollar-denominated debt payments from fixed rate to floating rate. Under this contract, the asset position is a US dollar fixed rate and the liability position is subject to LIBOR, aimed at reducing the cost of the underlying debt, as part of the Company’s interest-bearing liabilities management strategy.

R$ fixed rate/CDI: Refer to interest rate swaps to convert a foreign exchange swap liability position at a fixed rate into R$ to a liability subject to a DI percentage. This transaction is intended to swap

                                                                                                                                27

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

the foreign exchange fluctuation of a certain dollar-denominated debt to a floating DI position, cancelling the debt’s current fixed rate position.

As at March 31, 2016 and 2015, the amounts shown below were recorded as gain or loss on derivative instruments: (see Note 6)

	03/31/2016	03/31/2015
Loss on interest rate swap	(5,660)	(27,653)
Total	(5,660)	(27,653)

The movements below, related interest rate hedges designated for hedge accounting treatment, were recognized in other comprehensive income:

Table of movements in hedge accounting effects in other comprehensive income
Balance at Dec 31, 2015	(108,059)
Gain on designated hedges	87,462
Transfer on ineffective portion to profit or loss	(75)
Amortization of hedges to profit or loss at the effective rate	1,123
Deferred taxes on hedge accounting	(30,094)
Share of subsidiary’s hedge accounting
Balance at Mar 31, 2016	(49,643)

(a.1) Interest rate fluctuation risk sensitivity analysis

Management believes that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to the TJLP, the USD LIBOR, and mainly the CDI. This risk is associated to an increase in those rates.

As at March 31, 2016, management estimated the fluctuation scenarios of the rates the CDI, the TJLP, and the USD LIBOR. The rates used for the probable scenario were the rates prevailing at the end of the reporting period. These rates have been stressed by 25 and 50 percent, and used as benchmark for the possible and remote scenarios. Note that beginning January 2015, the TJLP increased from 5.0% p.a. to 5.5% p.a., which was the start of successive increases. For the quarter beginning April 2015, the TJLP increased to 6.0%, remaining at 6.5% in July and in October 1-December 31, 2015 it increased 7.0%. Beginning January 1 through March 31, 2016, the TJLP  was increased to 7.5% p.a.

                                                                                                                                28

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

03/31/2016
Interest rate scenarios
Probable scenario			Possible scenario			Remote scenario
CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR
14.13%	7.50%	0.89970%	17.66%	9.38%	1.12463%	21.20%	11.25%	1.34955%

As at March 31, 2016, management estimated the future outflows for the payment of interest and principal of its debt pegged to CDI, TJLP, and US$ LIBOR based on the interest rates above. The outflows related to debts between Oi Group companies were not considered.

Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair values, or even the present values of these liabilities. The fair values of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same rates that discount such flows to present value.

The impacts of exposure to interest rates, in the sensitivity scenarios estimated by the Company, are shown in the tables below:

03/31/2016
Transaction	Individual risk	Probable scenario	Possible scenario	Remote scenario
CDI-indexed debt	CDI increase	1,896,770	2,278,175	2,655,946
Derivative financial instruments (net position - CDI)	CDI increase	11,211,823	13,740,669	16,247,136
TJLP-indexed debt	TJLP increase	907,491	1,082,233	1,264,603
US$ LIBOR-indexed debt	US$ LIBOR increase	500,129	538,749	577,371
Derivative instruments (net position - LIBOR)	US$ LIBOR decrease	(292,802)	(316,619)	(340,436)
Total pegged to interest rates		14,223,411	17,323,207	20,404,620

3.4.2.      Credit risk

The concentration of credit risk associated to trade receivables is immaterial due to the diversification of the portfolio. Doubtful receivables are adequately covered by an allowance for doubtful accounts.

Transactions with financial institutions (cash investments and borrowings and financing) are made with prime entities, avoiding the concentration risk. The credit risk of financial investments is assessed by setting caps for investment in the counterparts, taking into consideration the ratings released by the main international risk rating agencies for each one of such counterparts. As at March 31, 2016, approximately 98.48% of the consolidated cash investments were made with counterparties with an AAA, AA, A and sovereign risk rating.

                                                                                                                                29

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The Company had credit risks related to dividends receivable associated to the investment in Unitel.

3.4.3.      Liquidity risk

The liquidity risk also arises from the possibility of the Company being unable to discharge its liabilities on maturity dates and obtain cash due to market liquidity restrictions.

Management uses its resources mainly to fund capital expenditures incurred on the expansion and upgrading of the network, invest in new businesses, pay dividends, and service and refinance its debt.

In light of the current economic scenario in the markets where the Company operates and taking into account the profile of its medium- and long-term liabilities, the Company announced on March 9, 2016, as disclosed in Note 1, that it had retained PJT Partners as its financial advisor to assist it in evaluating financial and strategic alternatives to optimize its liquidity and debt profile. Following this, on April 25, 2016, the Company announced that has entered into a customary non-disclosure agreement with an advisor to a diverse ad hoc group of holders of the bonds issued and certain of its affiliated companies, as an initial step toward discussions regarding the terms of a potential restructuring.

The following are the contractual maturities of the financial liabilities, including estimated interest payments, where applicable:

	Less than a year	One to three year	Four to five years	Over five years	Total

At March 31, 2016
Borrowings and financing, and derivative financial instruments (i)	12,156,993	22,136,186	16,337,532	6,137,501	56,768,212
Debentures (i)	1,486,454	3,930,788	16,846		5,434,088
Trade payables (ii)	916,369				916,369
Licenses and concessions (iii)	938,834	43,619			982,453
Tax refinancing program (iv)	67,639	270,558	180,371	255,525	774,093

The amounts disclosed in the tables take into account the contractual undiscounted payment outflow estimates, these amounts are not reconciled with the amounts disclosed in the balance sheet for borrowings and financing, derivative financial instruments, and trade payables.

(i)     Includes the future interest payment estimates, calculated based on the applicable interest rates and takes into account all the interest and principal payments that would be made on the contractual settlement dates;

(ii)     Consists of the estimated obligations for the purchase of fixed-line and mobile telephony equipment in Brazil with contractual obligations entered into with our suppliers, including all the significant terms and conditions, and the approximate transaction life;

                                                                                                                                30

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iii)     Consists of obligations due to ANATEL related to the radiofrequency licenses. Includes accrued, unpaid interest for each period; and

(iv)     Consists of the tax installment plan designed under the tax refinancing programs. Includes accrued, unpaid interest for each period.

Capital management

The Company seeks to manage its equity structure according to best market practices.

The objective of the Company’s capital management strategy is to ensure that liquidity levels and financial leverage allow the sustained growth of the Group, the compliance with the strategic investment plan, and generation of returns to our shareholders.

We may change our capital structure, according to existing economic and financial conditions, to optimize our financial leverage and debt management (Note 1).

The indicators commonly used to measure capital structure management are: gross debt to accumulated twelve-month EBITDA (earnings before interest (financial income and expenses), taxes, depreciation and amortization, and other nonrecurring results), net debt (gross debt less cash and cash equivalents and cash investments) to accumulated twelve-month EBITDA, and the interest coverage ratio.

3.4.4.      Risk of acceleration of maturity of borrowings and financing

Under some debt instruments of the Company and its subsidiaries, default events can trigger the accelerated maturity of other debt instruments. The impossibility to incur in new debt might prevent such companies from investing in their business and incur in required or advisable capital expenditures, which would reduce future sales and adversely impact their profitability. Additionally, the funds necessary to meet the payment commitments of the borrowings raised can reduce the amount of funds available for capital expenditures.

The risk of accelerated maturity arising from noncompliance of financial covenants associated to the debt is detailed in Note 17, section ‘Covenants’.

                                                                                                                                31

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

4.                  NET OPERATING REVENUE

	03/31/2016	03/31/2015

Gross operating revenue	11,636,652	11,159,427

Deductions from gross revenue	(4,881,541)	(4,119,492)
Taxes	(1,994,791)	(2,111,310)
Other deductions	(2,886,750)	(2,008,182)

Net operating revenue	6,755,111	7,039,935

                                                                                                                                32

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

5.                  REVENUE AND EXPENSES BY NATURE

	03/31/2016	03/31/2015
Net operating revenue	6,755,111	7,039,935
Operating income (expenses):
Interconnection	(357,631)	(505,803)
Personnel	(684,600)	(616,516)
Third-party services	(1,551,384)	(1,553,434)
Grid maintenance service	(488,545)	(459,588)
Handset and other costs	(73,651)	(148,911)
Advertising and publicity	(93,464)	(39,157)
Rentals and insurance	(1,096,814)	(886,435)
Provisions	(204,955)	(223,144)
Allowance for doubtful accounts	(127,574)	(169,276)
Taxes and other income (expenses)	(300,798)	(426,412)
Other operating expenses, net (i)	(9,996)
Operating expenses excluding depreciation and amortization	(4,989,412)	(5,028,676)
Depreciation and amortization	(1,373,180)	(1,218,388)
Total operating expenses	(6,362,592)	(6,247,064)
Profit before financial income (expenses) and taxes	392,519	792,871
Financial income (expenses):
Financial income	278,088	306,921
Financial expenses	(2,180,890)	(1,576,008)
Total financial income (expenses)	(1,902,802)	(1,269,087)
Pre-tax loss	(1,510,283)	(476,216)
Income tax and social contribution	(133,869)	62,120
Loss from continuing operations	(1,644,152)	(414,096)
Discontinued operations
Loss for the quarter from discontinued operations, net (net of taxes)		(32,445)
Loss for the period	(1,644,152)	(446,541)
Loss attributable to Company owners	(1,668,606)	(401,317)
Profit (loss) attributable to non-controlling interests	24,454	(45,224)

Operating expenses by function:

Cost of sales and/or services	(4,128,740)	(3,794,762)
Selling expenses	(1,058,009)	(1,147,766)
General and administrative expenses	(923,665)	(949,395)
Other operating income	370,412	184,778
Other operating expenses	(622,243)	(540,351)
Share of profits of investees	(347)	432
Total operating expenses	(6,362,592)	(6,247,064)

(i)            The other operating income (expenses) for the period ended March 31, 2016 includes
R$ 9,996 of costs associated to the terminations of employment contracts in this period.

                                                                                                                                33

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

6.                  FINANCIAL INCOME (EXPENSES)

	03/31/2016	03/31/2015
Financial income
Exchange differences on translating foreign cash investments	(115,101)	44,518
Interest on and inflation adjustment to other assets	136,313	183,938
Income from cash investments	54,745	44,679
Interest on and inflation adjustment to intragroup loans	241	3,161
Other income (i)	201,890	30,625
Total	278,088	306,921

Financial expenses and other charges
a) Borrowing and financing costs
Inflation adjustment to and exchange losses on third-party borrowings	2,567,975	(2,756,890)
Interest on borrowings payable to third parties	(771,066)	(611,532)
Interest on debentures	(142,711)	(286,755)
Financial instrument transactions	(3,183,191)	2,563,395
Subtotal:	(1,528,993)	(1,091,782)
b) Other charges
Interest on and inflation adjustment to other liabilities	(265,025)	(227,996)
Tax on transactions and bank fees	(190,666)	(98,277)
Inflation adjustment to provisions	(136,690)	(52,576)
Interest on taxes in installments - tax financing program	(3,630)	(23,780)
Other expenses (ii)	(55,886)	(81,597)
Subtotal:	(651,897)	(484,226)
Total	(2,180,890)	(1,576,008)
Financial income (expenses)	(1,902,802)	(1,269,087)

(i)        Refers, basically, to the gain resulting from its own debentures repurchase operations.

(ii)      Represented mainly by financial fees and commissions.

                                                                                                                                34

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

7.                  INCOME TAX AND SOCIAL CONTRIBUTION

Income taxes encompass the income tax and the social contribution. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate nominal tax rate of 34%.

The provision for income tax and social contribution is broken down as follows:

	03/31/2016	03/31/2015
Income tax and social contribution
Current taxes	(156,479)	(271,043)
Deferred taxes (Note 10)	22,610	333,163
Total	(133,869)	62,120

	03/31/2016	03/31/2015
Pre-tax loss	(1,510,283)	(476,216)
Income tax and social contribution
Income tax and social contribution on taxed income	513,496	161,913
Equity in earnings of investees	(118)	147
Tax incentives (basically, operating profit) (i)	701	10,792
Permanent deductions (add-backs) (ii)	33,232	(117,206)
Unrecognized deferred tax assets (iii)	(746,997)	(35,858)
Effects of differentiated tax rates (iv)	65,817	42,332
Income tax and social contribution effect on profit or loss	(133,869)	62,120

(i)            Refers to the exploration profit recognized in the profit or loss of subsidiary Oi Móvel pursuant to Law 11638/2007.

(ii)          The main components of permanent deduction (addition) tax effects are: nondeductible fines, sponsorships, nondeductible donations, and income from forfeited dividends.

(iii)        Refer to adjustments to deferred tax assets as a result of not recognize tax credits  on temporary add-backs and deductions or tax loss carryforwards generated within the same year

(iv)        This line item corresponds to the effects of the difference between the tax rate levied in Brazil and the tax rates levied on other Group companies headquartered abroad.

The quarterly financial information for the quarter ended March 31, 2016 has been prepared considering Management’s best estimates and the procedures introduced by Law 12,973/2014.

                                                                                                                                35

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Management conducted an early assessment of the material aspects of its operations/activities, based on the new provisions of the tax introduced by Provisional Act 627, of November 11, 2013 (“MP 627/2013”), as subsequently amended during its approval procedure by the National Congress, resulting in Bill 02/2014 (“PLV 02/2014”), and the provisions of Regulatory Instruction 1397, of September 16, 2013, as amended by Regulatory Instruction 1422, of December 19, 2013 (“IN 1397/2013”). Based on this assessment, Management did not identify any material impacts as compared to the used under the regime in place until December 31, 2014 (for those entities that did not elect the early adoption of Law 12973/2014).

We emphasize that PLV 02/2014 resulted in the publication of the Law 12973/2014 on May 14, 2014 and the amendments to the original text did not change the conclusions described above. The Company did not elect the early adoption of said Law and is subject to its provisions beginning January 1, 2015.

8.                  CASH, CASH EQUIVALENTS AND CASH INVESTMENTS

Cash investments made by the Company and its subsidiaries in the periods ended March 31, 2016 and December 31, 2015 are classified as held for trading securities and are measured at their fair values.

(a)               Cash and cash equivalents

	03/31/2016	12/31/2015
Cash and banks	786,564	1,111,840
Cash equivalents	7,501,935	13,786,223
Total	8,288,499	14,898,063

	03/31/2016	12/31/2015
Time deposits	4,421,782	10,734,985
Repurchase agreements	1,719,170	1,637,798
Bank certificates of deposit (CDBs)	1,332,899	1,387,158
Other	28,084	26,282
Cash equivalents	7,501,935	13,786,223

(b)               Cash investments

	03/31/2016	12/31/2015
Time deposits		1,700,386
Private securities	129,639	125,966
Government securities	108,551	101,334
Other
Total	238,190	1,927,686
Current	108,551	1,801,720
Non-current	129,639	125,966

The Company and its subsidiaries hold short-term investments in Brazil and abroad for the purpose of earning interest on cash, benchmarked to CDI in Brazil, LIBOR for the US dollar-denominated portion, and EURIBOR for the euro-denominated portion.

                                                                                                                                36

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

9.                  ACCOUNTS RECEIVABLE

	03/31/2016	12/31/2015
Billed services	6,964,948	6,733,219
Unbilled services	1,119,624	1,296,562
Mobile handsets and accessories sold	977,643	911,077
Subtotal:	9,062,215	8,940,858
Allowance for doubtful accounts	(508,483)	(561,139)
Total	8,553,732	8,379,719

The aging list of trade receivables is as follows:

	03/31/2016	12/31/2015
Current	6,159,210	6,855,027
Past-due up to 60 days	1,997,891	1,296,612
Past-due from 61 to 90 days	200,731	146,608
Past-due from 91 to 120 days	125,721	121,916
Past-due from 121 to 150 days	120,172	124,887
Over 150 days past-due	458,490	395,808
Total	9,062,215	8,940,858

The movements in the allowance for doubtful accounts were as follows:

Balance at Dec 31, 2015	(561,139)
Allowance for doubtful accounts	(126,801)
Trade receivables written off as uncollectible	179,457
Balance at Mar 31, 2016	(508,483)

                                                                                                                                37

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

10.              CURRENT AND DEFERRED TAXES

	ASSETS
	03/31/2016	12/31/2015
Current recoverable taxes
Recoverable income tax (IRPJ) (i)	47,360	416,125
Recoverable social contribution (CSLL) (i)	18,538	153,059
IRRF/CSLL - withholding income taxes (ii)	241,021	346,389
Total current	306,919	915,573

Deferred recoverable taxes
Income tax on tax credits – merged goodwill (iii)	1,753,324	1,782,179
Social contribution on tax credits – merged goodwill (iii)	631,196	641,584
Income tax on temporary differences (iv)	2,975,297	3,030,285
Social contribution on temporary differences (iv)	972,177	993,486
Income tax on tax loss carryforwards (iv)	1,676,312	1,673,150
Social contribution on tax loss carryforwards (iv)	617,326	615,040
Subtotal - deferred taxes recoverable	8,625,632	8,735,724
Deferred taxes recoverable (v)	670,664	147,278
Non-total current	9,296,296	8,883,002

	LIABILITIES
	03/31/2016	12/31/2015
Current taxes payable
Income tax payable	97,882	211,571
Social contribution payable	90,306	128,053
Total current	188,188	339,624

(i)                 Refer mainly to prepaid income tax and social contribution that will be offset against federal taxes payable in the future.

(ii)               Refer to corporate income tax credits on cash investments, intragroup loans, government entities, and other that are used as deductions from income tax for the periods, and social contribution withheld at source on services provided to government agencies.

(iii)             Refer to: (i) deferred income tax and social contribution assets calculated as tax benefit originating from the goodwill paid on acquisition of the Company and recognized by the merged companies in the course of 2009. The realization of the tax credit arises from the amortization of the goodwill balance based on the STFC license and in the appreciation of property, plant and equipment, the utilization of which is estimated to occur through 2025, and (ii) deferred income tax and social contribution assets originating from the goodwill paid on the acquisition of interests in the Company in 2008-2011, recognized by the companies merged with and into TmarPart and by TmarPart merged with and into the Company on September 1, 2015, which was based on the Company’s expected future earnings and the amortization of which is estimated to occur through 2027 (Note 1).

                                                                                                                                38

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iv)          Deferred income tax and social contribution assets are recognized only to the extent that it is probable that there will be a positive tax base for which temporary differences can be used and against which tax loss carryforwards can be offset. Deferred income tax and social contribution assets are reviewed at the end of each annual period and written down as their realization is no longer possible. The Company and its subsidiaries offset their tax loss carryforwards against taxable income up to a limit of 30% per year, pursuant to the prevailing tax law.

Allowances for impairment losses totaling R$2,095,435 were recognized for the companies that, as at March 31, 2016, do not expect to generate sufficient future taxable profits against which tax assets could be offset (R$1,391,869 at December 31, 2015).

Additionally, none of the deferred tax assets amounting to R$507,748 (R$454,319 at December 31, 2015) were recognized for the direct and indirect subsidiaries that do not have a profitability history and/or do not expect to generate sufficient taxable profits against which such tax assets could be offset.

The table below shows the expected realization periods of deferred tax assets resulting from tax credits on tax loss carryforwards and temporary differences:

2016	300,811
2017	118,709
2018	128,804
2019	313,163
2020	664,390
2021 to 2023	2,698,525
2024 to 2025	2,016,710
Total	6,241,112

(v)               Refer mainly to prior years’ prepaid income tax and social contribution that will be offset against federal taxes payable.

                                                                                                                                39

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Movements in deferred income tax and social contribution

	Balance at 12/31/2015	Recognized in deferred tax income/ expenses	Recognized directly in equity	Balance at 03/31/2016
Deferred tax assets arising on:
Temporary differences
Provisions	1,393,087	19,330		1,412,417
Provisions for suspended taxes	146,256	5,100		151,356
Provisions for pension funds and impacts of CPC 33 (R1)	176,436	6,850		183,286
Allowance for doubtful accounts	658,870	8,386		667,256
Profit sharing	64,243	(17,917)		46,326
Foreign exchange differences	1,778,361	20,225		1,798,586
Merged goodwill	2,423,763	(39,243)		2,384,520
Hedge accounting	207,609		(132,702)	74,907
Other temporary add-backs and deductions	(401,091)	14,431		(386,660)
Tax loss carryforwards
Allowance for losses	(1,391,869)	(703,566)		(2,095,435)
Income tax loss carryforwards	2,677,151	518,611		3,195,762
Social contribution carryforwards	1,002,908	190,403		1,193,311
Total	8,735,724	22,610	(132,702)	8,625,632

11.              OTHER TAXES

	Assets
	03/31/2016	12/31/2015
Recoverable State VAT (ICMS) (i)	1,326,643	1,285,800
Taxes on revenue (PIS and COFINS)	203,350	200,029
Other	97,387	97,056
Total	1,627,380	1,582,885
Current	978,362	922,986
Non-current	649,018	659,899

	Liabilities
	03/31/2016	12/31/2015
State VAT (ICMS)	745,036	759,922
ICMS Convention No. 69/1998	33,986	33,998
Taxes on revenue (PIS and COFINS)	669,370	668,888
FUST/FUNTTEL/broadcasting fees	875,106	861,212
Other	148,820	153,968
Total	2,472,318	2,477,988
Current	1,515,529	1,553,651
Non-current	956,789	924,337

(i) Recoverable ICMS arises mostly from prepaid taxes and credits claimed on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/2000.

                                                                                                                                40

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

12.              JUDICIAL DEPOSITS

In some situations the Company makes, by legal requirement or to provide guarantees, judicial deposits to ensure the continuity of ongoing lawsuits. These judicial deposits can be required for lawsuits with a likelihood of loss, as assessed by the Company based on the opinion of its legal counsel, as probable, possible, or remote.

	03/31/2016	12/31/2015
Civil	9,602,647	9,459,735
Tax	2,604,953	2,548,720
Labor	2,451,258	2,368,902
Total	14,658,858	14,377,357
Current	1,174,811	1,258,227
Non-current	13,484,047	13,119,130

As set forth by relevant legislation, judicial deposits are adjusted for inflation.

13.              INVESTMENTS

	03/31/2016	12/31/2015
Investment in subsidiaries
Joint arrangements	60,960	63,837
Investments in associates	40,719	39,003
Tax incentives, net of allowances for losses	31,579	31,579
Other investments	20,471	20,471
Total	153,729	154,890

As referred to in Nota 1, as part of PT Portugal’s sale to Altice, the company became the holder of a direct investment in the companies PT Participações, PTIF, CVTEL, and Carrigans.

Summary of the movements in investment balances

Balance at Dec 31, 2015	154,890
Equity in earnings of investees (Note 5)	(347)
Associates’ share of other comprehensive income	(2,381)
Equity in investees recognized in held-for-sale assets	1,567
Balance at Mar 31, 2016	153,729

                                                                                                                                41

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

14.              PROPERTY, PLANT AND EQUIPMENT

	Works in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance at Dec 31, 2015	1,656,581	18,848,684	49,863,703	26,023,848	3,538,924	5,576,826	105,508,566
Additions	988,401		79,180	4,265	13	9,862	1,081,721
Write-offs		(4,544)	(335)	(1,943)		(5)	(6,827)
Transfers	(614,806)	27,895	525,852	54,808	(3,603)	9,854
Balance at Mar 31, 2016	2,030,176	18,872,035	50,468,400	26,080,978	3,535,334	5,596,537	106,583,460
Accumulated depreciation
Balance at Dec 31, 2015		(16,924,681)	(36,603,229)	(20,154,173)	(1,736,329)	(4,592,963)	(80,011,375)
Depreciation expenses		(101,897)	(589,879)	(294,552)	(25,659)	(67,134)	(1,079,121)
Write-offs			323	1,424		3	1,750
Transfers			(32)	(14)	24	22
Balance at Mar 31, 2016		(17,026,578)	(37,192,817)	(20,447,315)	(1,761,964)	(4,660,072)	(81,088,746)
Property, plant and equipment, net
Balance at Dec 31, 2015	1,656,581	1,924,003	13,260,474	5,869,675	1,802,595	983,863	25,497,191
Balance at Mar 31, 2016	2,030,176	1,845,457	13,275,583	5,633,663	1,773,370	936,465	25,494,714
Annual depreciation rate (average)		11%	10%	8%	8%	12%

(1)  Transmission and other equipment includes transmission and data communication equipment.

Additional disclosures

Pursuant to ANATEL’s concession agreements, all property, plant and equipment items capitalized by the Company that are indispensable for the provision of the services granted under said agreements are considered returnable assets and are part of the concession’s cost. These assets are handed over to ANATEL upon the termination of the concession agreements that are not renewed.

As at March 31, 2016, the residual balance of the Company’s returnable assets is R$7,691,728 (R$8,055,876 at December 31, 2015) and consist of assets and installations in progress, switching and transmission equipment, payphones, outside network equipment, power equipment, and systems and operation support equipment.

In the period ended March 31, 2016, financial charges and transaction costs incurred on works in progress were capitalized at the average rate of 9% per year.

                                                                                                                                42

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

15.              INTANGIBLE ASSETS

	Goodwill	Intangibles in progress	Data processing systems	Regulatory licenses	Other	Total
Cost of intangibles (gross amount)
Balance at Dec 31, 2015	706,172	125,841	7,907,751	4,041,011	1,221,786	14,002,561
Additions		92,938	6,879	23,035	9,486	132,338
Transfers		(86,456)	76,236		10,220
Balance at Mar 31, 2016	706,172	132,323	7,990,866	4,064,046	1,241,492	14,134,899
Accumulated amortization
Balance at Dec 31, 2015	(459,645)		(6,538,340)	(2,680,178)	(1,022,627)	(10,700,790)
Amortization expenses	(496)		(153,001)	(67,482)	(27,763)	(248,742)
Balance at Mar 31, 2016	(460,141)		(6,691,341)	(2,747,660)	(1,050,390)	(10,949,532)
Intangible assets, net
Balance at Dec 31, 2015	246,527	125,841	1,369,411	1,360,833	199,159	3,301,771
Balance at Mar 31, 2016	246,031	132,323	1,299,525	1,316,386	191,102	3,185,367
Annual amortization rate (average)			20%	9%	16%

Goodwill

The Company and its subsidiaries also recognize goodwill arising on the acquisition of investments based on expected future earnings.

In December 2015, annual impairment tests were conducted based on ten-year discounted cash flow projections, which is the period in which the entity expected to recover the investments made when each business was acquired, by applying an average growth rate of 11.8% for Pay TV, 6% for Means of Payment, 13.7% for RII Internet Provider, 1% for RII Multimedia, and 3% for Serede, discount rate of 13.2%, and use of perpetuity-based amounts in the last year. The tests did not show any impairment losses, as summarized below:

Cash-generating unit (CGU)	Asset balance	Goodwill allocated to the CGU	Recoverable amount valuation basis	Value in use
Pay TV	46,723	37,690	84,413	2,376,108
Means of payment	69,982	36,211	106,193	168,784
RII Internet service provider	42,898	72,828	115,726	393,296
RII multimedia	156,370	7,345	163,715	600,790
Serede (i)	10,260	92,453	102,713	318,338
Total	326,233	246,527	572,760	3,857,316

(i) In October 2015, Serede, a Company indirect subsidiary, acquired and merged the operations of Telemont in the State of Rio de Janeiro. Telemont will keep providing the external plant services in the other states where it has a partnership with the Company. The acquisition of the assets and liabilities of Telemont in the State of Rio de Janeiro was recognized using the acquisition method, as established by CPC 15 , taking into account the fair value of the identifying assets and liabilities, and determined goodwill arising on the acquisition amounting to R$92,453.

                                                                                                                                43

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

16.              TRADE PAYABLES

	03/31/2016	12/31/2015
Infrastructure, network and plant maintenance materials	1,676,223	1,282,493
Services	3,002,093	3,059,394
Rental of polls and rights-of-way	272,019	341,143
Other	251,552	321,803
Total	5,201,887	5,004,833

17.              BORROWINGS AND FINANCING

Borrowings and financing by type

	03/31/2016	12/31/2015	Maturity (principal and interest)	TIR %
Senior Notes	34,307,961	38,670,111
Local currency	1,060,450	1,090,716	Mar 2016 to Sep 2016	11.75
Foreign currency	33,247,511	37,579,395	Mar 2016 to Feb 2022	14.13
Financial institutions	13,808,412	17,540,795
CCB – Bank Credit Note	2,501,105	2,416,314	Mar 2016 to Jan 2028	12.04
Certificates of Real Estate Receivables (CRI)	1,468,351	1,397,504	Mar 2016 to Aug 2022	14.65
Development Banks and Export Credit Agencies	9,838,956	10,986,710	Mar 2016 to Dec 2033	11.98
Revolver credit facility		2,740,267	Mar 2016 to Oct 2016
Public debentures	4,013,649	4,144,760	Mar 2016 to Jul 2021	11.75
Subtotal	52,130,022	60,355,666
Incurred debt issuance cost	(491,190)	(498,249)
Total	51,638,832	59,857,417
Current	8,072,438	11,809,598
Non-current	43,566,394	48,047,819

Debt issuance costs by type

	03/31/2016	12/31/2015
Financial institutions	484,994	491,514
Public debentures	6,196	6,735
Total	491,190	498,249
Current	109,648	117,531
Non-current	381,542	380,718

Breakdown of the debt by currency

	03/31/2016	12/31/2015
Euro	21,012,085	24,221,508
US dollar	17,877,132	22,713,644
Brazilian reais	12,749,615	12,922,265
Total	51,638,832	59,857,417

                                                                                                                                44

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Breakdown of the debt by index

	03/31/2016	12/31/2015
Fixed rate	35,422,824	39,892,444
LIBOR	5,169,989	8,812,005
CDI	6,354,883	6,347,119
TJLP	3,012,816	3,148,581
IPCA	1,499,719	1,475,381
INPC	178,601	181,887
Total	51,638,832	59,857,417

Maturity schedule of the long-term debt and debt issuance costs allocation schedule

	Long-term debt	Debt issuance costs

	03/31/2016
2017	6,185,791	78,185
2018	6,316,098	95,789
2019	6,803,377	85,904
2020	13,544,484	68,507
2021 and following years	11,098,186	53,157
Total	43,947,936	381,542

Description of main borrowings and financing

Senior Notes - foreign and local currency

As at March 31, 2016 the Company held own debentures acquired in the market for approximately US$33 million, which it retains in its portfolio for cancellation or to be held to maturity.

Financial institutions

Development Banks and Export Credit Agencies

The Company and its subsidiaries obtained financing facilities with BNDES and other development banks from the North and Northeast regions to finance and upgrading their nationwide fixed and mobile networks and meet their regulatory obligations and the obligations to the Export Credit Agencies of financing part of the investments in equipment and services that incorporate international technology. The main export credit agencies with that are the Company’s and its subsidiaries’ counterparties are: SEK – Swedish Export Corporation; CDB – China Development Bank; Delcredere Ducroire; and FEC – Finnish Export Credit.

Our export credit facility guaranteed by EKN contained a requirement that we prepay all outstanding amounts in the event that our credit rating was downgraded below Ba2 by Moody’s or BB by Fitch. As a result of the actions by these rating agencies, we were required to prepay the outstanding principal amount under this export credit agreement of R$202 million in April 2016.

                                                                                                                                45

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Guarantees

BNDES financing facilities are collateralized by receivables of the Company and its subsidiaries TMAR and Oi Móvel. The Company provides guarantees to its subsidiaries TMAR and Oi Móvel for such financing facilities, totaling R$3,447 million.

Covenants

The financing agreements of the Company and subsidiaries TMAR and Oi Móvel with the BNDES and other financial institutions, and the debentures issued contain covenants that require the Oi and/or TMAR, as applicable, to maintain certain financial ratios.  Compliance with these covenants is determined either on a quarterly or an annual basis, depending on the financing agreement.

In 2015, Oi obtained additional temporary waivers from creditors under most of its financing agreements benefiting from financial covenants requiring Oi to maintain specified ratios of total gross debt-to-EBITDA. Under these waivers, Oi was required to maintain a net debt-to-EBITDA of 6.00:1.00 during the waiver period. The Company intends to seek additional waivers covering each measurement date through December 31, 2016 from the creditors that have not provided waivers for each measurement date through December 31, 2016.

In addition, most of the temporary waivers in effect for 2016 require Oi to use the net proceeds from the sale of PT Portugal to reduce its debt or make acquisitions as part of the consolidation of the Brazilian telecommunications industry.

Upon the closing of the interim financial information for the quarter ended March 31, 2016 there was no noncompliance event under any of the Company’s financial ratio covenants that would permit the acceleration of the maturity of other debts.

Committed and not used credit facilities

In December 2014 the Company signed a financing agreement with Banco do Nordeste do Brasil (BNB) amounting to R$370.6 million to finance part of the investments in the Northeast of Brazil. There was no disbursement from this facility to date.

                                                                                                                                46

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

18.              DERIVATIVE FINANCIAL INSTRUMENTS

	03/31/2016	12/31/2015
Assets
Currency swaps	5,122,707	6,805,084
Interest rate swaps	653,779	445,740
Non-deliverable forwards (NDFs)		102,329
Options	65,056	33,550
Total	5,841,542	7,386,703
Current	341,555	606,387
Non-current	5,499,987	6,780,316

Liabilities
Currency swaps	1,478,665	1,197,157
Interest rate swaps	719,442	594,433
Non-deliverable forwards (NDFs)	1,360,823	686,488
Options	14,384	32,265
Total	3,573,314	2,510,343
Current	2,650,958	1,988,948
Non-current	922,356	521,395

19.              LICENSES AND CONCESSIONS PAYABLE

	03/31/2016	12/31/2015
SMP	945,839	905,601
STFC concessions	36,614	12,936
Total	982,453	918,537
Current	975,448	911,930
Non-current	7,005	6,607

Correspond to the amounts payable to ANATEL for the radiofrequency concessions and the licenses to provide the SMP services, and STFC service concessions, obtained at public auctions.

The payment schedule is as follows:

2016	938,834
2017	39,923
2018	3,308
2019	388
Total	982,453

                                                                                                                                47

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

20.              TAX REFINANCING PROGRAM

The outstanding balance of the Tax Debt Refinancing Program is broken down as follows:

	03/31/2016	12/31/2015
Law 11941/09 and Law 12865/2013 tax financing program	771,707	791,696
REFIS II - PAES	2,386	3,392
Total	774,093	795,088
Current	90,186	78,432
Non-current	683,907	716,656

The amounts of the tax refinancing program created under Law 11941/2009, divided into principal, fine and interest, which include the debt declared at the time the deadline to join the program was reopened as provided for by Law 12865/2013 and Law 12996/2014, are broken down as follows:

	03/31/2016				12/31/2015
	Principal	Fines	Interest	Total	Total
Tax on revenue (COFINS)	170,363	5,764	199,892	376,019	387,228
Income tax	47,977	3,898	44,590	96,465	100,897
Tax on revenue (PIS)	63,169	1,136	37,937	102,242	104,138
Social security (INSS – SAT)	522	2,494	4,688	7,704	9,881
Social contribution	10,961	1,288	12,281	24,530	25,651
Tax on banking transactions (CPMF)	19,180	2,155	26,976	48,311	48,311
Other	44,771	5,202	68,849	118,822	118,982
Total	356,943	21,937	395,213	774,093	795,088

The payment schedule is as follows:

2016	67,639
2017	90,186
2018	90,186
2019	90,186
2020	90,186
2021 to 2022	180,371
2023 to 2024	165,339
Total	774,093

                                                                                                                                48

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

21.              PROVISIONS

Broken down as follows:

Type	03/31/2016	12/31/2015
Labor
Overtime	330,909	329,510
Sundry premiums	109,240	110,664
Indemnities	100,235	99,607
Stability/reintegration	97,491	97,783
Additional post-retirement benefits	76,177	70,942
Salary differences and related effects	37,105	38,013
Lawyer/expert fees	24,941	25,291
Severance pay	14,788	15,016
Labor fines	10,368	10,275
Employment relationship	7,067	6,967
Severance Pay Fund (FGTS)	6,507	6,694
Joint liability	629	610
Other claims	40,477	38,105
Total	855,934	849,477

Tax
State VAT (ICMS)	342,129	308,144
Tax on services (ISS)	70,833	71,201
INSS (joint liability, fees, and severance pay)	29,755	29,394
Tax on net income (ILL)	3,076	6,882
Other claims	70,172	76,736
Total	515,965	492,357

Civil
Corporate	1,105,734	1,111,742
ANATEL	1,157,887	1,148,621
Small claims courts	353,988	361,474
Other claims	526,609	471,295
Total	3,144,218	3,093,132

Total provisions	4,516,117	4,434,966
Current	972,621	1,020,994
Non-current	3,543,496	3,413,972

In compliance with the relevant Law, the provisions are adjusted for inflation on a monthly basis.

                                                                                                                                49

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Breakdown of contingent liabilities, per nature

The breakdown of contingent liabilities with a possible unfavorable outcome and, therefore, not recognized in accounting, is as follows:

	03/31/2016	12/31/2015
Labor	815,956	779,776
Tax	25,060,898	24,047,529
Civil	1,367,174	1,238,279
Total	27,244,028	26,065,584

Summary of movements in provision balances

	Labor	Tax	Civil	Total
Balance at Dec 31, 2015	849,477	492,357	3,093,132	4,434,966
Inflation adjustment	29,107	11,686	95,897	136,690
Additions/(reversals)	18,887	12,040	174,028	204,955
Write-offs for payment/terminations	(41,537)	(118)	(218,839)	(260,494)
Balance at Mar 31, 2016	855,934	515,965	3,144,218	4,516,117

Guarantees

The Company has bank guarantee letters and guarantee insurance granted by several financial institutions and insurers to guarantee commitments arising from lawsuits, contractual obligations, and biddings with the ANATEL. The total adjusted amount of contracted bonds and guarantee insurances, effective at March 31, 2016 corresponds to R$15,822,505 (R$15,577,522  at December 31, 2015). The commission charges on these contracts are based on market rates.

22.              EQUITY

(a)               Share capital

Subscribed and paid-in capital is R$21,438,374 (R$21,438,374 at December 31, 2015), represented by the following shares, without par value:

	Number of shares (in thousands)
	03/31/2016	12/31/2015
Total capital in shares
Common shares	668,034	668,034
Preferred shares	157,727	157,727
Total	825,761	825,761
Treasury shares
Common shares	148,282	148,282
Preferred shares	1,812	1,812
Total	150,094	150,094
Outstanding shares
Common shares	519,752	519,752
Preferred shares	155,915	155,915
Total outstanding shares	675,667	675,667

                                                                                                                                50

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The Company is authorized to increase its capital under a Board of Directors’ resolution, in common and preferred shares, up to the share capital ceiling of R$34,038,701,741.49, within the legal ceiling of 2/3 for the issuance of new nonvoting preferred shares.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased by capitalizing retained earnings or reserves previously set up for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization can be made without any change in the number of shares.

Capital is represented by common and preferred shares without par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or the Board of Directors, the preemptive right on issuance of shares, warrants or convertible debentures can be cancelled in the cases provided for in Article 172 of the Brazilian Corporate Law.

On February 25, 2015 the Board of Directors approved a capital increase of R$154 without the issue of new shares, through the capitalization of the investment reserve.

In October 2015, the voluntary conversion of Company preferred shares into common shares was completed (Note 1).

On August 12, 2015, the ANATEL granted a license to proceed with the capital reduction to offset the accumulated losses amounting to R$4,024,184. The Company has not yet conducted this capital reduction.

(b)               Treasury shares

Treasury shares as at March 31, 2016 originate from the corporate events that took place in the first quarter of 2015, the second quarter of 2014, and the first half of 2012, described below:

(i)            on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of Coari with and into the Company and, as a result, the cancelation of the all the treasury shares held by the Company on that date;

(ii)          on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of TNL with and into the Company, and the Company’s shares then held by TNL, as a result of the merger of Coari with and into the Company, were canceled, except for 24,647,867 common shares that remained in treasury;

(iii)        starting April 9, 2012, Oi paid the reimbursement of shares to withdrawing shareholders.

(iv)        As a result of the Company’s capital increase approved by the Board of Directors on April 30 and May 5, 2014, and due to subscription made by Pharol in PT Portugal assets, R$263,028 was reclassified to treasury shares.

                                                                                                                                51

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(v)          Under the exchange agreement entered into with Pharol on September 8, 2014 (Note 27), approved at Pharol’s extraordinary shareholders’ meeting, by the CVM, and at Oi’s extraordinary shareholders’ meeting, on March 30, 2015 the Company conducted a share exchange under which Pharol delivered to PTIF Oi shares divided into 474,348,720 OIBR3 shares and 948,697,440 OIBR4 shares (47,434,872 and 94,869,744 after the reverse stock split, respectively); in exchange, the Company delivered Rio Forte securities to PT SGPS, in the total principal amount of R$3,163 million (€897 million).

(c)               Capital reserves

Capital reserves are recognized pursuant to the following practices:

Special merger goodwill reserve: represents the net amount of the balancing item to goodwill recorded in assets, as provided for by CVM Instruction 319/1999.

Special merger reserve: net assets: represented by: (i) the net assets merged by the Company under the corporate reorganization approved on February 27, 2012 amounting to R$2,309,296; (ii) the net assets merged with and into the Company upon the merger of TmarPart approved on September 1, 2015 amounting to R$122,412 include, primarily, R$20,349 in Cash and cash equivalents, R$112,961 in Deferred taxes, and R$11,166 in Borrowings, pursuant to the provisions of CVM Instruction 319/1999 (Note 1).

As regard TmarPart's net assets, it is worth mentioning that as at June 30, 2015 TmarPart’s recognized in its balance sheet a gain on property, plant and equipment and intangible assets appreciation amounting to R$6,347 million, net of taxes. Based on the events that occurred between June 30, 2015 and the merger date, September 1, 2015, the external technical opinions obtained by the Company, and taking into account the lack of a specific accounting standard on mergers of entities under common control in the accounting practices adopted in Brazil, and the existence of interpretations indicating that upon a merger maintaining or reversing an asset appreciation gain is an accounting policy option, the Company did not recognize said asset appreciation gain in its balance sheet. As prescribed by ICPC 09 (R2), paragraphs 77 and 78 and CVM Instruction 319/1999, the Company filed with the CVM a technical inquiry and no reply had been obtained by the date these financial statements were approved. The Company reports herein that the goodwill disclosed in its balance sheet as at March 31, 2016 would increase total assets and equity by R$1,199 million (R$1,233 million at December 31, 2015), related to the net balance of goodwill amounting to R$9,028 million (R$9,080 million at December 31, 2015) less the impairment loss of R$7,211 million (R$7,211 million at December 31, 2015) and taxes totaling R$617 million (R$635 million at December 31, 2015). The applicable amortization for the period ended March 31, 2016 would be R$ 34 million, net of taxes.

Investment grant reserve: recognized due to the investment grants received before the beginning of FY 2008 as a balancing item to an asset received by the Company.

Law 8200/91 special inflation adjustment reserve: recognized due to the special inflation adjustments to capital assets, the purpose of which was to offset distortions in inflation adjustment indices prior to 1991.

                                                                                                                                52

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Interest on works in progress: consists of the balancing item to interest on works in progress incurred through December 31, 1998.

Other capital reserves: consist of the funds invested in income tax incentives before the beginning of FY 2008.

(d)               Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal reserve: allocation of 5% of profit for the year up to the limit of 20% of capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30% of capital. This reserve is only used for capital increases or offset losses.

Investments reserve: consists of the balances of profit for the year, adjusted pursuant to Article 202 of Law 6404/76 and allocated after the payment of dividends. The profits for the year used to recognize this reserve were fully allocated as retained earnings by the related shareholders’ meetings in light of the Company’s investment budget and in accordance with Article 196 of the Brazilian Corporate Law.

On February 25, 2015, the Board of Directors approved the capitalization of the investment reserve balance totaling R$1,933,354, as follows: (i) R$154 to capital increase and (ii) R$1,933,200 to recognize the capital reserves, without the issue of new shares.

(e)               Dividends and interest on capital

Dividends are calculated pursuant to the Company’s Bylaws and the Brazilian Corporate Law. Mandatory minimum dividend are calculated in accordance with Article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s Bylaws.

Preferred shares are nonvoting, except in the cases specified in paragraphs 1-3 of Article 12 of the Bylaws, but are assured priority in the payment of the noncumulative minimum dividends equal to the higher of 6% per year of the amount obtained by dividing capital stock by the total number of shares of the Company or 3% per year of the amount obtained by dividing book equity by the total number of shares of the Company.

By decision of the Board of Directors, the Company can pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, of Law 9249/1995. The interest paid or credited will be offset against the annual mandatory minimum dividend amount, pursuant to Article 43 of the Bylaws.

At the Company’s Annual Shareholders’ Meeting held on April 28, 2016, the allocation of loss for 2015, amounting to R$4,934,908, to accumulated losses was approved.

                                                                                                                                53

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(f)                Share issue costs

This line item includes the share issue costs net of taxes amounting to R$377,429, of which R$194,464 is taxes. These costs are related to the following corporate transactions: (1) capital increase, in accordance with the plan for the business combination between the Company and Pharol and (2) the corporate reorganization of February 27, 2012, and (3) merger of TmarPart with and into Oi. These costs directly attributable to the mentioned events are basically represented by expenses on the preparation of prospectus and reports, third-party professional services, fees and commissions, transfer costs, and registration costs.

(g)               Other comprehensive income

We recognize in this line item other comprehensive income, which includes hedge accounting gains and losses, actuarial gains and losses, foreign exchange differences arising on translating the net investment in foreign subsidiaries, including exchange differences in intragroup loans that are part of the net investment in foreign subsidiaries, reclassification adjustments, and the tax effects related to these components, which are not recognized in the statements of profit or loss.

(h)               Basic and diluted earnings (losses) per share

The Company’s Bylaws award different rights to holders of common and preferred shares with respect to dividends, voting rights, and in case of liquidation of the Company. Accordingly, basic and diluted earnings (losses) per share were calculated based on profit (loss) for the period available to common and preferred shareholders.

Basic

Basic earnings (losses) per share are calculated by dividing the profit (loss) attributable to the owners of the Company, available to common and preferred shareholders, by the weighted average number of common and preferred shares outstanding during the period.

Diluted

Diluted earnings (losses) per share are calculated by adjusting the weighted average number of outstanding common and preferred shares, to estimate the dilutive effect of all convertible securities. Currently we do not have any potentially dilutive shares.

                                                                                                                                54

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The table below shows the calculations of basic and diluted earnings (losses) per share:

	03/31/2016	12/31/2015
Loss from continuing operations	(1,668,606)	(6,003,050)
Loss for the quarter from discontinued operations (net of taxes)		1,068,142
Loss attributable to owners of the Company	(1,668,606)	(4,934,908)

Loss allocated to common shares - basic and diluted	(1,283,562)	(2,126,657)
Loss allocated to preferred shares – basic and diluted	(385,044)	(2,808,251)

Weighted average number of outstanding shares (in thousands of shares)
Common shares – basic and diluted	519,752	314,518
Preferred shares – basic and diluted	155,915	415,321

Loss per share (in reais):
Common shares – basic and diluted	(2.47)	(6.76)
Preferred shares – basic and diluted	(2.47)	(6.76)

Loss per share – continuing operations:
Common shares – basic and diluted	(2.47)	(8.23)
Preferred shares – basic and diluted	(2.47)	(8.23)

Earnings per share – discontinued operations:
Common shares – basic and diluted		1.46
Preferred shares – basic and diluted		1.46

                                                                                                                                55

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

23.              EMPLOYEE BENEFITS

As at March 31, 2016, the consolidated liabilities referring to retirement benefits recognized in the balance sheet are as follows:

	03/31/2016	12/31/2015
Actuarial assets	132,424	129,881
Current	5,530	753
Non-current	126,894	129,128
Actuarial liabilities	564,168	544,020
Current	164,654	144,589
Non-current	399,514	399,431

(a)               Pension funds

The Company and its subsidiaries sponsor retirement benefit plans (“pension funds”) for their employees, provided that they elect to be part of such plan, and current beneficiaries. The table below shows the existing pension plans as at March 31, 2016.

Benefit plans	Sponsors	Manager

TCSPREV	Oi, Oi Móvel, BrT Multimídia and Oi Internet	FATL
BrTPREV	Oi, Oi Móvel, BrT Multimídia and Oi Internet	FATL
TelemarPrev	Oi, TMAR, Oi Móvel and Oi Internet	FATL
PAMEC	Oi	Oi
PBS-A	TMAR and Oi	Sistel
PBS-Telemar	TMAR	FATL
PBS-TNCP	Oi Móvel	Sistel
CELPREV	Oi Móvel	Sistel
PAMA	Oi e TMAR	Sistel

Sistel – Fundação Sistel de Seguridade Social

FATL – Fundação Atlântico de Seguridade Social

For purposes of the pension plans described in this note, the Company can also be referred to as the “Sponsor”.

The sponsored plans are valued by independent actuaries at the end of the annual reporting period. For the year ended December 31, 2015, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda. The Bylaws provide for the approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the pension fund entities, with the agreement of the National Pension Plan Authority (PREVIC), as regards the specific plans. PREVIC is the official agency that approves and oversees said plans.

The sponsored defined benefit plans are closed to new entrants because they are close-end pension funds. Participants’ and the sponsors’ contributions are defined in the funding plan.

                                                                                                                                56

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Actuarial liabilities are recognized for the sponsored defined benefit plans that report an actuarial deficit. For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

The related liabilities disclosed in the balance sheet as at March 31, 2016 have been recognized based on the actuarial studies as at December 31, 2015, prepared using the “Projected Credit Unit Method”. The main actuarial assumptions taken into consideration in the actuarial studies as at December 31, 2015 and March 31, 2016 after the revision of the discount rates are as follows:

	PENSION PLANS							MEDICAL CARE PLANS
	BrTPREV	TCSPREV	PBS-Telemar	TelemarPrev	PBS-A	PBS-TNCP	CELPREV	PAMEC	PAMA
Nominal discount rate of actuarial liability	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%
Estimated inflation rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%
Estimated nominal salary increase index	5.5% to 6.12%	5.5% to 6.00%	5.50%	5.5% to 7.09%	N.A.	10.61%	5.50%	N.A.	N.A.
Estimated nominal benefit growth rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	N.A.	N.A.
Total expected rate of return on plan assets	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	N.A.	13.10%
General mortality biometric table	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000
Biometric disability table	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs
Biometric disabled mortality table	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	N.A.
Turnover rate	5.10%	4.40%	Nil	5.10%	N.A.	Nil	Nil	N.A.	N.A.
Starting age of the benefits	57 years	57 years	57 years	55 years	N.A.	57 years	55 years	N.A.	N.A.
Nominal medical costs growth rate	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	8.67%	8.67%

The main movements in the actuarial liabilities related to pension plans in the period ended March 31, 2016 were as follows:

Balance at December 31, 2015	544,020
Pension plan costs, net	20,148
Balance at March 31, 2016	564,168

The main movements in the actuarial assets related to the pension plans in the period ended March 31, 2016 were as follows:

Balance at December 31, 2015	129,881
Pension plan income, net	4,254
Payments, contributions and reimbursements	(1,711)
Balance at March 31, 2016	132,424

                                                                                                                                57

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

24.              SEGMENT INFORMATION

The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments. These businesses refer basically to the following companies: Mobile Telecommunications Limited in Namibia, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, and which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

  Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;
  Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and
  SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

                                                                                                                                58

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Telecommunications in Brazil

In preparing the financial information for this reportable segment, the transactions between the companies included in the segment have been eliminated. The financial information of this reportable segment of the periods ended March 31, 2016 and 2015 is as follows:

	03/31/2016	03/31/2015
Residential	2,393,511	2,490,880
Personal mobility	2,032,009	2,258,808
SMEs/Corporate	2,065,353	2,020,912
Other services and businesses	47,666	70,180
Net operating revenue	6,538,539	6,840,780
Operating expenses
Depreciation and amortization	(1,327,863)	(1,173,282)
Interconnection	(347,451)	(503,619)
Personnel	(656,909)	(591,688)
Third-party services	(1,514,511)	(1,532,383)
Grid maintenance services	(477,694)	(451,476)
Handset and other costs	(61,978)	(137,658)
Advertising and publicity	(87,543)	(33,219)
Rentals and insurance	(1,084,722)	(875,971)
Provisions/reversals	(204,955)	(223,144)
Allowance for doubtful accounts	(126,801)	(145,525)
Taxes and other expenses	(290,017)	(417,710)
Other operating income, net	(9,996)
OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	348,099	755,105

Financial income (expenses)
Financial income	183,723	297,907
Financial expenses	(2,089,578)	(1,568,048)

PRETAX INCOME	(1,557,756)	(515,036)

Income tax and social contribution	(110,450)	139,624

LOSS FROM CONTINUING OPERATIONS	(1,668,206)	(375,412)

                                                                                                                                59

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Reconciliation of revenue and profit (loss) for the quarter and information per geographic market

In the periods ended March 31, 2016 and 2015, the reconciliation of the segment telecommunications in Brazil revenue and total consolidated revenue is as follows:

	03/31/2016	03/31/2015
Net operating revenue
Revenue related to the reportable segment	6,538,539	6,840,780
Revenue related to other businesses	216,572	199,155
Net operating revenue	6,755,111	7,039,935

In the periods ended March 31, 2016 and 2015, the reconciliation between the profit (loss) before financial income (expenses) and taxes of the segment telecommunications in Brazil and the consolidated profit (loss) before financial income (expenses) and taxes is as follows:

	03/31/2016	03/31/2015
Profit before financial income (expenses) and taxes
Telecommunications in Brazil	348,099	755,105
Other businesses	44,420	37,766
Income before financial income (expenses) and taxes	392,519	792,871

Total assets, liabilities and tangible and intangible assets per geographic market as at March 31, 2016 are as follows:

	03/31/2016
	Total assets	Total liabilities	Tangible assets	Intangible assets	Capital expenditures on tangible and intangible assets
Brazil	80,285,412	74,257,929	25,494,714	3,185,367	928,707
Other, primarily Africa	7.220.288	596.648	443,654	860,097	48,518

                                                                                                                                60

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

25.              RELATED-PARTY TRANSACTIONS

Transactions with jointly controlled entities, associates, and unconsolidated entities

	03/31/2016	12/31/2015
Accounts receivable and other assets	4,761	4,916
Other entities	4,761	4,916

	03/31/2016	12/31/2015
Accounts payable and other liabilities	41,911	53,246
Hispamar	39,091	52,425
Other entities	2,820	821

	03/31/2016	03/31/2015
Revenue
Revenue from services rendered	24	7,698
Contax (i)		7,552
TODO		131
Other entities	24	15

	03/31/2016	03/31/2015
Costs/expenses
Operating costs and expenses	(70,427)	(9,758)
Veotex		(2,423)
TODO		(7,335)
Hispamar	(62,021)
Other entities	(8,406)

(i) As a result of the TmarPart downstream merger (Note 1) and voting right dilution events, Contax is no longer reported as a Company related party, pursuant to CPC 5 requirements.

The balances and transactions with jointly controlled entities, associates, and unconsolidated entities result from business transactions carried out in the normal course of operations, namely the provision of telecommunications services by the Company to these entities and the acquisition of these entities’ contents and the lease of their infrastructure.

Compensation of key management personnel

The compensation of the officers responsible for planning, managing and controlling the Company's activities, including the compensation of the directors and executive officers, totaled R$10,891 (R$6,026 at March 31, 2015).

                                                                                                                                61

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

26.              HELD-FOR-SALE ASSETS

Sale of PT Portugal shares to Altice

On December 9, 2014, the Company and Altice entered into a purchase and sale agreement of all PT Portugal shares to Altice, basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

On January 22, 2015, Pharol shareholders approved the sale by Oi of all PT Portugal shares to Altice, under the terms and conditions of the Share Purchase and Sale Agreement. Accordingly, the suspensive condition provided for in said agreement to its effectiveness was implemented.

On June 2, 2015, the sale by Oi to Altice of its entire stake in PT Portugal was completed. Altice Portugal paid a total of €5,789 million for PT Portugal, of which €4,920 million were received in cash by Oi and by PTIF and €869 million were immediately allocated to settle PT Portugal euro-denominated debt. There is also a provision for the payment of an earn-out of €500 million related to PT Portugal’s future generation of revenue and Oi provided a set of guarantees and representations usual in this type of agreements to the buyer.

Approval of preparatory actions for the sale of Africatel

At the Board of Directors’ meeting held on September 16, 2014, Oi’s management was authorized to take all the necessary actions to divest Oi’s stake in Africatel, representing 75% of Africatel’s share capital, and/or dispose of its assets. Oi will lead the sale process, even though we believe that it would be in the best interests of both Africatel shareholders to maximize the value of their investments, that this sale be coordinated with Samba Luxco, a Helios Investors L.P. affiliate that holds the remaining 25% of Africatel’s share capital. Oi is committed to working with its local partners and each one of the operating companies where Africatel holds investments to ensure a coordinated transition of its interests in these companies.

Notwithstanding the above, our indirect subsidiary Africatel GmbH & Co. KG (“Africatel GmbH”), direct holder of the Oi’s investment in Africatel, received on September 16, 2014 a letter from Samba Luxco, where Samba Luxco exercised an alleged right to sell the shares it holds in Africatel (put option), pursuant to Africatel’s shareholders’ agreement. According to this letter, this put option results from the indirect transfer of Africatel shares, previously indirectly held by Pharol, to the Company as the payment for the capital increase made in May 2014. In the letter, Samba Luxco purported to exercise the alleged put right and thereby require Africatel GmbH to acquire its shares in Africatel.

The Company believes that there was not any action or event that, under Africatel’s shareholders’ agreement terms, would trigger the right to exercise the put option. Accordingly, without prejudice to the value the Company attributes to maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH intends to challenge the exercise of this put option by Samba Luxco in the current circumstances, which, pursuant to Africatel’s shareholders’ agreement, which was duly notified in Africatel GmbH’s reply to Samba Luxco’s letter, on September 26, 2014.

                                                                                                                                62

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Thus, on November 12, 2014, the International Court of Arbitration of the International Chamber of Commerce notified Africatel GmbH that Samba Luxco had commenced arbitral proceedings against Africatel GmbH to enforce its purported put right or, in the alternative, certain ancillary rights and claims. Africatel GmbH presented its answer to Samba Luxco’s request for arbitration on December 15, 2014. The arbitral tribunal was constituted on March 12, 2015 and Africatel GmbH filed its defense on October 9, 2015. The Company intends to vigorously defend Africatel GmbH in these proceedings.

Concurrently, Oi intends to focus its efforts on the sale of Africatel and/or its assets and believes that if this goal is successfully met through the arbitration proceeding already initiated.

With regard to Africatel’s indirect stake in Unitel, through its subsidiary PT Ventures, it is worth noting that on October 13, 2015, PT Ventures initiate the arbitration proceeding against Unitel’s shareholders as a result of the violation by the latter of several rules of Unitel’s shareholders’ agreement and the Angolan law, including the fact that such shareholders caused Unitel not to pay the dividends paid to PT Ventures and retain the information and clarifications on such payment. Additionally, on October 20, 2015, PT Ventures filed an action for a declaration of sentence against Unitel with an Angolan court, claiming the recognition of PT Ventures’ right to receive the outstanding dividends declared in 2010, and the dividends for the years 2011, 2012, and 2013.

The other shareholders of Unitel have asserted to PT Ventures that they believe that Pharol’s sale of a non‑controlling interest in Africatel to Samba Luxco in 2007 constituted a breach the Unitel shareholders’ agreement. PT Ventures disputes this interpretation of the relevant provisions of the Unitel shareholders’ agreement and believes that such provisions apply only to a transfer of Unitel shares by PT Ventures itself. By the date of this report, the Company had not been notified of any proceedings initiated with respect to Pharol’s sale of a non‑controlling stake in Africatel to Samba Luxco.

The assets and of the African operations are stated at the lower of their carrying amounts and their fair values less costs to sell.

The African operations are consolidated in the statement of profit or loss since May 5, 2014.

                                                                                                                                63

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The main components of the assets for held sale and liabilities associated to assets held for sale of the African operations are as follows:

	Operations in Africa
	03/31/2016	12/31/2015
Held-for-sale assets	7,220,288	7,686,298
Cash, cash equivalents and cash investments	290,064	214,413
Accounts receivable	108,337	217,992
Dividends receivable (i)	1,839,793	2,042,191
Available-for-sale financial asset (ii)	3,381,902	3,541,314
Other assets	243,102	230,318
Investments	44,593	61,425
Property, plant and equipment	443,654	466,049
Intangible assets	313,147	356,900
Goodwill (iii)	555,696	555,696

Liabilities directly associated to assets held for sale	596,648	745,000
Borrowings and financing	14,928	9,557
Trade payables	16,763	85,730
Provisions for pension plans	797	923
Other liabilities	564,160	648,790

Non-controlling interests (*)	1,133,472	1,190,547

Total assets held for sale and liabilities associated to assets held for sale	5,490,168	5,750,751
Intragroup eliminations	(303,933)	(295,489)
Total assets held for sale – Parent company	5,186,235	5,455,262
Investments in Africa	5,186,235	5,455,262

(*) Represented mainly by the Samba Luxco’s 25% stake in Africatel Holdings, BV and, consequently, in its net assets.

(i)            Refers to dividends receivable from Unitel. In 2015, the Company’s recognized dividends not yet received based on the expected recoverable amount and took into account, for this valuation, the existence of lawsuits filed to collect these amounts, the expected favorable decisions on these lawsuits, and the existence of cash at Unitel for the payment of these dividends. The dividends not paid by Unitel to PT Ventures refer to fiscal years 2010, 2011, 2012, and 2013, totaling US$661 million;

                                                                                                                                64

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(ii)          Refers mainly to the fair value of the indirect interest financial investment of 25% of Unitel’s share capital, classified as held for sale. The fair value of this investment at the date of acquisition was estimated based on the valuation made by Banco Santander (Brasil), which used a series of estimates and assumptions, including cash flows forecasts for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. The Company has the policy of monitoring and periodically updating the main assumptions and material estimates used in the fair value measurement, and also takes into consideration in this assessment possible impacts of actual events related to the investment, notably the lawsuits filed against Unitel and its shareholders in 2015. As at March 31, 2016 and in the context of the updating of assumptions referred to above, the fair value of the investment in Unitel was R$3,382 million (R$3,436 million at December 31, 2015), net of the allowance for impairment losses of R$2,208 million at March 31, 2016 and December 31, 2015. The Company believes that the fair value measured under the Discounted Cash Flows method and using the discount rate assumptions (from 15.5% to 17.5%), foreign exchange rates, and other Angolan official financial indicators, corresponds to the best estimate of the realizable value of the investment in Unitel.

(iii)        As at December 31, 2015, the Company conducted the annual impairment test of its assets related to the operations in África and recognized a loss on goodwill amounting to R$89,176.

27.              OTHER INFORMATION

(a)               Rio Forte Securities

On June 30, 2014, the Company was informed, through a notice disclosed by Pharol, of the investment made by PT International Finance BV (“PTIF”) and PT Portugal, companies contributed by Pharol to Oi in the capital increase, in a commercial paper of Rio Forte Investments S.A. (“Securities” and “Rio Forte”, respectively), a company part of the Portuguese group Espírito Santo (“GES”), when both PTIF and PT Portugal were Pharol subsidiaries.

According to said notice, the Securities had been issued in the total amount of €897 million, and bore average annual interest of 3.6% and matured on July 15 and July 17, 2014 (€847 and €50 million, respectively), stressing that since April 28, 2014 no other investment and/or renewal of this type of investments had been made.

Both PT Portugal and PTIF (collectively “Oi Subsidiaries”) became Company subsidiaries due to the assignment of all PT Portugal shares to the Company by Pharol, on May 5, 2014, to pay in the Company’s capital increase approved on April 28 and 30, 2014.

The Securities matured in July 2014 and subsequent the cure period for payment of the securities ended without Rio Forte paying the amount due. The Luxembourg Commercial Court denied Rio Forte’s request for controlled management on October 17, 2014 and Rio Forte’s bankruptcy was declared on December 8, 2014.

                                                                                                                                65

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Agreements entered into by the Company, TmarPart, and Pharol related to the cash investments made in Rio Forte commercial papers

On September 8, 2014, after obtaining the due corporate approvals, the Company, the Oi Subsidiaries, TmarPart, and Pharol entered into definitive agreements related to the investments made in the Securities. The agreements provided for (i) an exchange (the “Exchange”) through which Oi Subsidiaries transferred the Securities to Pharol in exchange for preferred shares and common shares of the Company and held by Pharol, as well as (ii) the assignment by Oi Subsidiaries of a call option on the Company shares to the benefit of PT (“Call Option”).

On March 26, 2015, in order to comply with the conditions presented by the CVM’s Board to grant the waivers necessary for the implementation of the Share Exchange and Put Option, according to the decision issued on March 4, 2015, the Company held a Shareholders’ Meeting which approved the terms and conditions of the Share Exchange and Put Option agreements.

On March 31, 2015, the Company announced in a Material Fact Notice, the consummation of the Exchange, under which Pharol delivered to the Oi Subsidiaries Oi unencumbered shares corresponding to 47,434,872 OIBR3 (common shares) and 94,869,744 OIBR4 (preferred shares) (“Exchanged Shares”); and in exchange Oi, through PTIF, delivered the Securities to Pharol, totaling €897 million, with no money involved.

With implementation of the Exchange, Pharol became the holder of the Securities and the sole responsible for negotiating with Rio Forte and the decisions related to the Securities, and the Company is responsible for the supporting documentation to Pharol to take the necessary actions to collect the receivables represented by the Securities.

As a result of the consummation of the Exchange, Pharol’s direct interest in Oi decreased from 104,580,393 common shares and 172,025,273 preferred shares, representing 37.66% of the voting capital (ex-treasury) and 32.82% of the total capital of Oi (ex-treasury) to 57,145,521 common shares and 77,155,529 preferred shares, representing 24.81% of the voting capital (ex-treasury) and 19.17% of the total capital of Oi (ex-treasury). Oi shares received by PTIF as a result of the Exchange will remain in treasury.

Main terms of the Call Option for the Purchase of Shares (“Option Contract”)

Under the Call Option Agreement entered into on September 8, 2014 by Pharol, PTIF, PT Portugal, Oi, and TmarPart, and amended on March 31, 2015, the call option on Oi shares granted Pharol became exercisable with the consummation of the Exchange, beginning March 31, 2015, at any time, during a six-year period.

Under the terms of the Call Option Agreement, the Call Option will involve 47,434,872 Oi common shares and 94,869,744 Oi preferred shares (“Shares Subject to the Option”) and can be exercised, in whole or in part, at any time, pursuant to the following terms and conditions:

(i) Term: six (6) years, noting that Pharol’s right to exercise the Option on the Shares Subject to the Option will be reduced by the percentages below:

                                                                                                                                66

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Date of Reduction	% of Shares Subject to the Option that cease to the subject to the Option each year
As from 03/31/2016	10%
As from 03/31/2017	18%
As from 03/31/2018	18%
As from 03/31/2019	18%
As from 03/31/2020	18%
As from 03/31/2021	18%

(ii) Exercise Price: R$1.8529 per Company preferred share and R$2.0104 per Company common share, before the reverse share split approved on November 18, 2014, as adjusted by the interbank deposit rate (CDI), plus 1.5% per annum, calculated on a pro rata temporis basis, from the date of the Exchange to the date of the effective payment of each exercise price, in whole or in part, of the Option. The exercise price of the shares will be paid in cash, at the transfer date of the Shares Subject to the Option.

By March 31, 2016, Pharol had not exercised the Option, in whole or in part, on the Shares Subject to the Option. Accordingly, beginning on this date, 4,743,487 Company common shares and 9,486,974 Company preferred shares, equivalent to 10% of the Shares Subject to the Option, are no longer subject to this call option.

Oi is not required to maintain the Exchanged Shares in treasury. In the event that PTIF or any of Oi’s subsidiaries do not hold, in treasury, a sufficient number of Shares Subject to the Option to transfer to Pharol, the Option may be financially settled through payment by the Oi Subsidiaries of the amount corresponding to the difference between the market price of the Shares Subject to the Option and the respective exercise price corresponding to these shares.

While the Option is effective, Pharol may not purchase Oi shares, directly or indirectly, in any manner other than by exercising the Option. Pharol may not transfer or assign the Option, nor grant any rights under the Option, including security, without the consent of Oi. If Pharol issues, directly or indirectly, derivatives that are backed by or referenced to Oi shares, it shall immediately use the proceeds derived from such a derivative transaction, directly or indirectly, to acquire the Shares Subject to the Option.

Oi may terminate the Option if (i) the Bylaws of Pharol are amended voluntarily to remove or amend the provision that limits the voting right to 10% of all votes corresponding to the capital stock of Pharol; (ii) Pharol directly or indirectly engages in activities that compete with the activities of Oi or its subsidiaries in the countries in which they operate; (iii) Pharol violates certain obligations under the Option Contract.

                                                                                                                                67

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On March 31, 2015, the Option Agreement was amended to provided for (i) the possibility of Pharol assigning or transferring the Call Option, regardless of previous consent by Oi, provided that such assignment or transfer covers at least ¼ of the Shares Subject to the Option, and Pharol can freely use the use the proceeds of such transactions, (ii) the possibility of Pharol, subject to previous, written consent from Oi, creating or granting any rights arising on the Call Option or, pledging the guarantees supported by the Call Option, and (iii) the grant of a right of first refusal to Oi for the acquisition of the Call Option, should Pharol wish to sell, assign, transfer, contribute the capital of another entity, transmit, or otherwise sell or dispose of the Call Option.

This amendment has been executed with a suspensive condition and would only be effective after an authorization from the CVM to amend the Option Agreement were granted. However, at a meeting held on December 16, 2015, the CVM’s board decided to refuse the entire request filed by the Company for waiver of the requirements of CVM Instructions 10/1980 and 390/2003 to amend the Option Agreement.

These Instructions determine that the acquisition and sale of shares of a publicly held company must be conducted in a stock exchange and that the stock options transactions of a publicly held company must be conducted in the markets where the company’s shares are traded, and interdicts any private transactions. The waiver of these requirements would allow the enforcement of the provisions of the amendment to the Call Option Agreement related to (i) the possibility of privately transferring the Call Option from Pharol to Oi; (ii) granting a right of first refusal to Oi to acquire the Call Option; and (iii) the possibility of making the payment of the Option acquisition price in Oi shares, if the right of first refusal if exercised.

On March 31st, 2016, the fair value of the Call Option is estimated at R$1.6 million calculated by the Company using the Black‑Scholes model and theoretical share volatility assumptions, using the Revenue Approach valuation technique provided for by paragraphs B10 and B11 of CPC 46 Fair Value Measurement.

(b)               Consolidation of the telecommunications industry in the Brazilian market

On August 26, 2014, Oi entered into an agreement with Banco BTG Pactual S.A. (“BTG Pactual”) under which the latter will act as commissioner to develop feasible alternatives to render viable participating in the industry consolidation in the Brazilian telecommunications market.

As already reported to the market, BTG Pactual held discussions with third parties regarding a possible transaction and the role of BTG Pactual includes contracting other market players that could be interested in the transaction, as Company agent for the transaction.

On October 23, 2015, the company received from LetterOne Technology (UK) LLP, one of the companies in the Letter One investment group (“L1 Technology”), a letter containing an exclusivity proposal in a potential transaction for the specific purpose of allowing a consolidation in the Brazilian telecommunications industry involving a potential business combination with TIM Participações S.A. (“TIM Participações”). Under the proposal, L1 Technology would be willing to make a capital contribution of up to US$4.0 billion to the Company, contingent to the consolidation transaction.

                                                                                                                                68

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

After assessing the proposal, the Company sent to counter-proposal to L1 Technology on October 28, 2015, under which Oi and L1 Technology would mutually grant each other an exclusivity right over a seven-month periods, starting on October 23, 2015, especially regarding business combinations involving telecommunications companies or telecommunications assets in Brazil. Since L1 Technology accepted the terms of the counterproposal, Oi and L1 Technology are now bound by the exclusivity agreement during the seven-period starting October 23, 2015.

On February 25, 2016, Oi disclosed a Material Fact Notice where it informed that it have been notified by L1 Technology that L1 Technology had disclosed a notice stating that it had been informed by TIM that the latter was no longer interest in proceeding with the negotiations on the possibility of a business combination with Oi in Brazil. L1 Technology informed that without TIM’s involvement it cannot proceed with the planned transactions. In light of this information, Oi will assess the impacts of this notice on the possibilities of consolidation in the Brazilian market.

(c)                New York Stock Exchange (NYSE) Listing Rule

In September 2015, the Company was notified by the NYSE that Oi was not complying with the continued listing rule, which requires that the average closing price of the listed securities of a company cannot go below US$1.00 per share in any consecutive 30-day trading period.

On January 22, 2016, in order to comply with the minimum share price requirement established by NYSE, Oi disclosed a Notice to the Market announcing the change in Company’s common shares ratio of the Depositary Receipts Program, Level II, Sponsored (“Common DR”) so that each Common DR, which was previously one (1) common share, represents five (5) common shares as from February 1, 2016.

                                                                                                                                69

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

28.              SUBSEQUENT EVENTS

Debenture holders’ general meeting of the 5th and the 9th Issuance of the Company’s Debentures

On April 15, 2016, general debentureholders’ meetings were held for: (i) the 5th Issue of Unsecured, Nonconvertible Public Debentures (“5th Issue”); and (ii) the 9th Issue of Simple, Unsecured, Nonconvertible Debentures in up to Two Series, for Public Distribution (“9th Issue” and collectively with the 5h Issue, “Debentures”), both issued by the Company (“GDMs” or individually “5th Issue GDM” and “9th Issue GDM”).

Contrarily to the 8th and 10th issues of debentures, where the Company obtained a waiver on the calculation of the leverage ratio, the same waiver was not granted for the Debentures. Since the Company did not comply with this financial ratio for the Debentures, the related fiduciary agents called the GDMs.

With regard to the 5th Issue, the minimum quorum to open the GDM was not reached and the 5th Issue fiduciary agent published, on April 19, 2016, a second call of said meeting for April 27, 2016, which did not reach the minimum quorum either. Pursuant to the debenture indenture, the fiduciary agent declared the accelerated maturity of the outstanding debentures, resulting in the repayment of R$1,519,961.56.

With regard to the 9th Issue, the fiduciary agent declared the accelerated maturity of the outstanding debentures pursuant to Clause 6.23 of the 9th Issue debenture indenture, resulting in the repayment of R$21,518,990.58 at April 20 th, 2016.

The Debenture accelerated maturity declaration did not result, nor will it result, in the accelerated maturity of the other Company debt, both domestic and foreign (cross-default).

Filling absence of the Financial Statements 2014 of subsidiary

On April 29, 2016 Oi and its subsidiary Portugal Telecom International Finance B.V. ("PTIF") received a notice from Citicorp Trustee Company Limited (the "Trustee"), in its capacity as trustee of the holders of certain bonds issued by PTIF, stating that PTIF has not yet delivered the audited annual financial statements of PTIF for the 2014 fiscal year and requesting the delivery of those financial statements. PTIF has prepared and has filed unaudited management accounts for the 2014 fiscal year with the Dutch Chamber of Commerce, and continues to work with its auditor in an effort to complete the 2014 audited annual financial statements as soon as possible.

                                                                                                                                70